                                                                    CONFIDENTIAL









                          AGREEMENT AND PLAN OF MERGER


                                  by and among


                         PRECISION RESPONSE CORPORATION,

                               USA NETWORKS, INC.

                                       and

                               P ACQUISITION CORP.




                          Dated as of January 12, 2000

                                TABLE OF CONTENTS

                                                                                                    Page
                                                                                                    ----
ARTICLE I

         THE MERGER..............................................................................     2
         SECTION 1.1       The Merger............................................................     2
         SECTION 1.2       Effect on Shares of Company Common Stock..............................     2
         SECTION 1.3       Exchange of Certificates..............................................     4
         SECTION 1.4       Company Options.......................................................     9
         SECTION 1.5       Closing...............................................................    11

ARTICLE II

         THE SURVIVING CORPORATION...............................................................    12
         SECTION 2.1       Amended and Restated Articles of Incorporation........................    12
         SECTION 2.2       By-laws...............................................................    12
         SECTION 2.3       Directors and Officers................................................    12

ARTICLE III

         REPRESENTATIONS AND WARRANTIES OF THE COMPANY...........................................    12
         SECTION 3.1       Corporate Existence and Power.........................................    12
         SECTION 3.2       Corporate Authorization...............................................    13
         SECTION 3.3       Consents and Approvals; No Violations.................................    14
         SECTION 3.4       Capitalization........................................................    15
         SECTION 3.5       Subsidiaries..........................................................    16
         SECTION 3.6       SEC Documents.........................................................    18
         SECTION 3.7       Financial Statements..................................................    18
         SECTION 3.8       Information Supplied..................................................    19
         SECTION 3.9       Absence of Material Adverse Changes, etc..............................    20
         SECTION 3.10      Taxes.................................................................    21
         SECTION 3.11      Employee Benefit Plans................................................    24
         SECTION 3.12      Litigation............................................................    26
         SECTION 3.13      Compliance with Laws..................................................    27
         SECTION 3.14      Labor Matters.........................................................    28
         SECTION 3.15      Certain Contracts and Arrangements....................................    28
         SECTION 3.16      Intellectual Property.................................................    29
         SECTION 3.17      Year 2000 Compliance..................................................    30
         SECTION 3.18      Finders' Fees.........................................................    31
         SECTION 3.19      Opinion of Financial Advisors.........................................    31
         SECTION 3.20      Board Recommendation..................................................    31
         SECTION 3.21      Voting Requirements...................................................    32
         SECTION 3.22      Title  to Properties..................................................    32

         SECTION 3.23      Certain Contracts.....................................................    32
         SECTION 3.24      Tax Matters...........................................................    33

ARTICLE IV

         REPRESENTATIONS AND WARRANTIES OF BUYER AND NEWCO.......................................    33
         SECTION 4.1       Corporate Existence and Power.........................................    33
         SECTION 4.2       Corporate Authorization...............................................    33
         SECTION 4.3       Consents and Approvals; No Violations.................................    34
         SECTION 4.4       Capitalization........................................................    35
         SECTION 4.5       SEC Documents.........................................................    36
         SECTION 4.6       Financial Statements..................................................    37
         SECTION 4.7       Information Supplied..................................................    37
         SECTION 4.8       Litigation............................................................    37
         SECTION 4.9       Tax Matters...........................................................    38
         SECTION 4.10      Compliance with Laws..................................................    38
         SECTION 4.11      Share Ownership.......................................................    38
         SECTION 4.12      Ownership of Newco; No Prior Activities; Assets of Newco..............    39
         SECTION 4.13      Finders' Fees.........................................................    39

ARTICLE V

         COVENANTS OF THE PARTIES................................................................    40
         SECTION 5.1       Conduct of the Business of the Company................................    40
         SECTION 5.2       Advice of Changes.....................................................    45
         SECTION 5.3       Letters of the Company's Accountants..................................    45
         SECTION 5.4       Letters of Buyer's Accountants........................................    46
         SECTION 5.5       Shareholders' Meeting; Proxy Material.................................    46
         SECTION 5.6       Access to Information.................................................    48
         SECTION 5.7       No Solicitation.......................................................    50
         SECTION 5.8       Director and Officer Liability........................................    53
         SECTION 5.9       Reasonable Best Efforts...............................................    55
         SECTION 5.10      Certain Filings.......................................................    56
         SECTION 5.11      Public Announcements..................................................    56
         SECTION 5.12      Further Assurances....................................................    56
         SECTION 5.13      Employee Matters......................................................    56
         SECTION 5.14      State Takeover Laws...................................................    58
         SECTION 5.15      Affiliates............................................................    58
         SECTION 5.16      Listing...............................................................    59
         SECTION 5.17      Litigation............................................................    59
         SECTION 5.18      Tax Treatment.........................................................    59
         SECTION 5.19      Stockholders Agreement Legend.........................................    59

ARTICLE VI

         CONDITIONS TO THE MERGER................................................................    60
         SECTION 6.1       Conditions to Each Party's Obligations................................    60
         SECTION 6.2       Conditions to the Company's Obligations...............................    61
         SECTION 6.3       Conditions to Buyer's and Newco's Obligations.........................    62

ARTICLE VII

         TERMINATION.............................................................................    63
         SECTION 7.1       Termination...........................................................    63
         SECTION 7.2       Effect of Termination.................................................    65
         SECTION 7.3       Fees..................................................................    66

ARTICLE VIII

         MISCELLANEOUS...........................................................................    66
         SECTION 8.1       Notices...............................................................    66
         SECTION 8.2       Survival of Representations and Warranties............................    68
         SECTION 8.3       Interpretation........................................................    68
         SECTION 8.4       Amendments, Modification and Waiver...................................    69
         SECTION 8.5       Successors and Assigns................................................    69
         SECTION 8.6       Specific Performance..................................................    69
         SECTION 8.7       Governing Law.........................................................    69
         SECTION 8.8       Severability..........................................................    70
         SECTION 8.9       Third Party Beneficiaries.............................................    70
         SECTION 8.10      Entire Agreement......................................................    70
         SECTION 8.11      Counterparts; Effectiveness...........................................    71

Exhibits
--------
Exhibit A         Intentionally omitted
Exhibit B         Stockholders Agreement
Exhibit C         Affiliates Agreement
Exhibit C1        Amended and Restated Articles of Incorporation
Exhibit D1        Certificate of Officer of the Company
Exhibit D2        Certificate of Officer of Buyer

                             TABLE OF DEFINED TERMS

Term                                                                  Section No.
----                                                                  -----------
1996 Plan .................................................................   16
Acquisition Proposal ......................................................   51
Active Subsidiary .........................................................   16
Agreement .................................................................    1
Articles of Merger ........................................................    2
Buyer .....................................................................    1
Buyer Class B Common Stock ................................................   35
Buyer Common Shares .......................................................   35
Buyer Common Stock ........................................................    3
Buyer Preferred Stock .....................................................   35
Buyer SEC Documents .......................................................   36
Buyer Securities ..........................................................   36
Buyer's Representatives ...................................................   49
Certificates ..............................................................    4
Closing ...................................................................   11
Closing Date ..............................................................   11
Code ......................................................................    1
Common Shares Trust .......................................................    7
Company ...................................................................    1
Company Common Stock ......................................................    1
Company Disclosure Schedule ...............................................   12
Company Group .............................................................   21
Company Plans .............................................................   24
Company Preferred Stock ...................................................   15
Company Proxy Statement ...................................................   15
Company SEC Documents .....................................................   18
Company Securities ........................................................   16
Company Stockholders Meeting ..............................................   47
Company Voting Debt .......................................................   41
Confidentiality Agreement .................................................   49
Continuing Employees ......................................................   57
Costs .....................................................................   53
Effective Time ............................................................    2
ERISA .....................................................................   24
Excess Shares .............................................................    7
Exchange Act ..............................................................   11
Exchange Agent ............................................................    4
Exchange Fund .............................................................    4
Exchange Ratio ............................................................    3
Facilities ................................................................   31
FBCA ......................................................................    1
Form S-4 ..................................................................   19
GAAP ......................................................................   18
Goldman Sachs .............................................................   31

Governmental Entity .......................................................   15
HSR Act ...................................................................   15
Indemnifiable Claim .......................................................   53
Indemnitees ...............................................................   53
Intellectual Property .....................................................   30
Legal Restraints ..........................................................   60
Licenses ..................................................................   12
Lien ......................................................................   18
Material Adverse Effect ...................................................   13
Maximum Amount ............................................................   54
Merger ..................................................................   1, 2
Merger Consideration ......................................................    3
MIS Systems ...............................................................   31
NASD ......................................................................    7
Nasdaq ....................................................................   35
Newco .....................................................................    1
Options ...................................................................   10
Permits ................................................................  27, 38
Person ....................................................................   17
Required Company Shareholder Vote .........................................   13
SEC .......................................................................   10
Secretary of State ........................................................    2
Securities Act ............................................................   15
Stock Plans ...............................................................   10
Stockholders Agreement ....................................................    1
Subsidiary ................................................................   17
Superior Proposal .........................................................   52
Surviving Corporation .....................................................    2
Tax Return ................................................................   24
Taxes .....................................................................   23
Termination Date ..........................................................   63

                          AGREEMENT AND PLAN OF MERGER



                  AGREEMENT AND PLAN OF MERGER, dated as of January 12, 2000 (this "Agreement"), by and among Precision Response Corporation, a Florida corporation (the "Company"), USA Networks, Inc., a Delaware corporation ("Buyer"), and P Acquisition Corp., a Florida corporation and a wholly owned subsidiary of Buyer ("Newco").

                               W I T N E S S E T H


                  WHEREAS, the respective Boards of Directors of Buyer, Newco and the Company have each adopted this Agreement as the Plan of Merger and approved this Agreement and the merger of Newco with and into the Company (the "Merger"), upon the terms and subject to the conditions set forth herein, and in accordance with the Florida Business Corporation Act (the "FBCA"), whereby each issued and outstanding share of common stock, par value $.01 per share of the Company (the "Company Common Stock") (other than shares of Company Common Stock owned by Buyer, Newco or any other Subsidiary (as defined in Section 3.5(a) hereof) of Buyer immediately prior to the Effective Time (as defined in
Section 1.1(b) hereof)), will, upon the terms and subject to the conditions set forth herein, be converted into the right to receive the Merger Consideration (as defined in Section 1.2(a) hereof);

                  WHEREAS, for Federal income tax purposes, the parties to this Agreement intend that the Merger qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code"), and that this Agreement constitutes a plan of reorganization; and

                  WHEREAS, as a condition and inducement to Buyer to enter into this Agreement and incur the obligations set forth herein, concurrently with the execution and delivery of this Agreement, Buyer is entering into a Stockholders Agreement with certain stockholders of the Company substantially in the form of Exhibit B hereto (the "Stockholders Agreement") pursuant to which, among other things, such shareholders have agreed to vote such shares in favor of this Agreement and the Merger provided for herein.

                  NOW, THEREFORE, in consideration of the representations, warranties, covenants, agreements and conditions set forth herein and in the Stockholders Agreement, and intending to be legally bound hereby, the parties hereto agree as follows:

                                    ARTICLE I

                                   THE MERGER

                  SECTION 1.1 The Merger.

                  (a) Upon the terms and subject to the conditions of this Agreement, and in accordance with the FBCA, at the Effective Time, Newco shall be merged (the "Merger") with and into the Company, whereupon the separate existence of Newco shall cease, and the Company shall continue as the surviving corporation (sometimes referred to herein as the "Surviving Corporation") and shall continue to be governed by the laws of the State of Florida.

                  (b) Concurrently with the Closing (as defined in Section 1.7 hereof), the Company, Buyer and Newco will cause articles of merger (the "Articles of Merger") with respect to the Merger to be executed and filed with the Secretary of State of the State of Florida (the "Secretary of State") as provided in the FBCA. The Merger shall become effective on the date and time at which the Articles of Merger has been duly filed with the Secretary of State or at such other date and time as is agreed between the parties and specified in the Articles of Merger, and such date and time is hereinafter referred to as the "Effective Time."

                  (c) From and after the Effective Time, the Surviving Corporation shall possess all the rights, privileges, immunities, powers and franchises and be subject to all of the obligations, restrictions, disabilities, liabilities, debts and duties of the Company and Newco.

                  SECTION 1.2 Effect on Shares of Company Common Stock. At the Effective Time, by virtue of the

Merger and without any action on the part of the holder of any shares of Company Common Stock or any shares of capital stock of Newco:

                  (a) Conversion of Company Common Stock. Subject to Section 1.3(e), each share of Company Common Stock issued and outstanding immediately prior to the Effective Time (other than shares cancelled pursuant to Section 1.2(b) hereof) shall be converted into 0.54 (the "Exchange Ratio", subject to increase as provided in Section 7.1(j) hereof in the event that Buyer exercises its Top-up Right (as defined in Section 7.1(j) hereof) in which case the Exchange Ratio shall be as calculated in Section 7.1(j) hereof), fully paid and nonassessable shares of common stock, par value $0.01 per share, of Buyer ("Buyer Common Stock") (the "Merger Consideration"). As of the Effective Time, all such shares of Company Common Stock shall no longer be outstanding and shall automatically be canceled and shall cease to exist, and each holder of a certificate representing any such shares of Company Common Stock shall cease to have any rights with respect thereto, except the right to receive certificates representing the Merger Consideration and any cash in lieu of fractional shares of Buyer Common Stock to be issued or paid in consideration therefor upon surrender of such certificate in accordance with Section 1.3, without interest.

                  (b) Cancellation of Shares of Company Common Stock. Each share of Company Common Stock held by the Company as treasury stock or owned by a wholly-owned Subsidiary of the Company or by Buyer, Newco or any other Subsidiary of Buyer immediately prior to the Effective Time shall automatically be cancelled and retired and cease to exist, and no Merger Consideration or other consideration or payment shall be delivered therefor or in respect thereto.

                  (c) Capital Stock of Newco. Each share of common stock of Newco issued and outstanding immediately prior to the Effective Time shall be converted into and become one share of common stock, par value $.01, of the Surviving Corporation with the same rights, powers and privileges as the shares so converted and shall constitute the only outstanding shares of capital stock of the Surviving Corporation.

                  (d) Adjustment of Exchange Ratio. In the event Buyer changes (or establishes a record date for changing) the number of shares of Buyer Common Stock issued and outstanding prior to the Effective Time as a result of a stock split, stock dividend, recapitalization, subdivision, reclassification, combination, exchange of shares or similar transaction with respect to the outstanding Buyer Common Stock and the record date therefor shall be prior to the Effective Time, the Exchange Ratio shall be proportionately adjusted to reflect such stock split, stock dividend, recapitalization, subdivision, reclassification, combination, exchange of shares of similar transaction.

                  SECTION 1.3 Exchange of Certificates.

                  (a) Exchange Agent. As of the Effective Time, Buyer shall enter into an agreement with such bank or trust company as may be designated by Buyer (the "Exchange Agent"), which shall provide that Buyer shall deposit with the Exchange Agent as of the Effective Time, for the benefit of the holders of shares of Company Common Stock, for exchange in accordance with this Article I, through the Exchange Agent, certificates representing the shares of Buyer Common Stock (such shares of Buyer Common Stock, together with any dividends or distributions with respect thereto with a record date after the Effective Time, any Excess Shares (as defined in Section 1.3(e)) and any cash (including cash proceeds from the sale of the Excess Shares) payable in lieu of any fractional shares of Buyer Common Stock being hereinafter referred to as the "Exchange Fund") issuable pursuant to Section 1.2 in exchange for outstanding shares of Company Common Stock.

                  (b) Exchange Procedures. As soon as reasonably practicable after the Effective Time, the Exchange Agent shall mail to each holder of record of a certificate or certificates which immediately prior to the Effective Time represented outstanding shares of Company Common Stock (the "Certificates") whose shares were converted into the right to receive the Merger Consideration pursuant to Section 1.2, (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Exchange Agent and shall be in such form and have such other provisions as Buyer may reasonably specify) and (ii) instructions for use in surrendering the Certificates in exchange for the Merger Consideration. Upon surrender of a Certificate for cancellation to the Exchange Agent, together with such letter of transmittal, duly executed, and such other documents as may reasonably be required by the Exchange Agent, the holder of such Certificate shall receive in exchange therefor a certificate representing that number of whole shares of Buyer Common Stock which such holder has the right to receive pursuant to the provisions of this Article I, certain dividends or other distributions in accordance with Section 1.3(c) and cash in lieu of any fractional share of Buyer Common Stock in accordance with Section 1.3(e), and the Certificate so surrendered shall forthwith be canceled. In the event of a transfer of ownership of Company Common Stock which is not registered in the transfer records of the Company, a certificate representing the proper number of shares of Buyer Common Stock may be issued to a person other than the person in whose name the Certificate so surrendered is registered if such Certificate shall be properly endorsed or otherwise be in proper form for transfer and the person requesting such issuance shall pay any transfer or other taxes required by reason of the issuance of shares of Buyer Common Stock to a person other than the registered holder of such Certificate or establish to the satisfaction of Buyer that such tax has been paid or is not applicable. Each Certificate shall be deemed at any time after the Effective Time to represent only the Merger Consideration and the right to receive upon surrender in accordance with this
Section 1.3 certificates representing the Merger Consideration into which the shares of Company Common Stock shall have been converted pursuant to Section 1.2, cash in lieu of any fractional shares of Buyer Common Stock as contemplated by Section 1.3(e) and any dividends or other distributions to which such holder is entitled pursuant to Section 1.3(c). No interest shall be paid or will accrue on any cash payable to holders of Certificates pursuant to the provisions of this Article I.

                  (c) Distributions with Respect to Unexchanged Shares. No dividends or other distributions with respect to Buyer Common Stock with a record date after the Effective Time shall be paid to the holder of any unsurrendered Certificate with respect to the shares of Buyer Common Stock represented thereby, and no cash payment in lieu of fractional shares shall be paid to any such holder pursuant to Section 1.3(e), and all such dividends, other distributions and cash in lieu of fractional shares of Buyer Common Stock shall be paid by Buyer to the Exchange Agent and shall be included in the Exchange Fund, in each case until the surrender of such Certificate in accordance with this Article I. Subject to the effect of applicable escheat or similar laws, following surrender of any such Certificate there shall be paid to the holder of the certificate representing whole shares of Buyer Common Stock issued in exchange therefor, without interest, (i) at the time of such surrender, the amount of dividends or other distributions with a record date after the Effective Time theretofore paid with respect to such whole shares of Buyer Common Stock, and the amount of any cash payable in lieu of a fractional share of Buyer Common Stock to which such holder is entitled pursuant to Section 1.3(e) and (ii) at the appropriate payment date, the amount of dividends or other distributions with a record date after the Effective Time but prior to such surrender and with a payment date subsequent to such surrender payable with respect to such whole shares of Buyer Common Stock.

                  (d) No Further Ownership Rights in Company Common Stock. All Merger Consideration issued or paid upon the surrender for exchange of Certificates in accordance with the terms of this Article I (including any cash paid pursuant to this Article I) shall be deemed to have been issued (and paid) in full satisfaction of all rights pertaining to the shares of Company Common Stock theretofore represented by such Certificates, and there shall be no further registration of transfers on the stock transfer books of the Surviving Corporation of the shares of Company Common Stock which were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates are presented to the Surviving Corporation or the Exchange Agent for any reason, they shall be canceled and exchanged as provided in this Article I, except as otherwise provided by law.

                  (e) No Fractional Shares. (i) No certificates or scrip representing fractional shares of Buyer Common Stock shall be issued upon the surrender for exchange of Certificates, no dividend or distribution of Buyer shall relate to such fractional share interests and such frac-tional share interests will not entitle the owner thereof to vote or to any rights of a stockholder of Buyer.

                  (ii) As promptly as practicable following the Effective Time, the Exchange Agent shall determine the excess of (A) the number of whole shares of Buyer Common Stock delivered to the Exchange Agent by Buyer pursuant to
Section 1.3(a) over (B) the aggregate number of whole shares of Buyer Common Stock to be distributed to former holders of Company Common Stock pursuant to
Section 1.3(b) (such excess being herein called the "Excess Shares"). Following the Effective Time, the Exchange Agent shall, on behalf of former stockholders of the Company, sell the Excess Shares at then-prevailing prices in the over-the-counter market through one or more member firms of the National Association of Securities Dealers, Inc. (the "NASD"), and in round lots to the extent practicable. The Exchange Agent shall use reasonable efforts to complete the sale of the Excess Shares as promptly following the Effective Time as, in the Exchange Agent's sole judgment, is practicable consistent with obtaining the best execution of such sales in light of prevailing market conditions. Until the net proceeds of such sale or sales have been distributed to the holders of Certificates formerly representing Company Common Stock, the Exchange Agent shall hold such proceeds in trust for such holders (the "Common Shares Trust"). The Company shall pay all commissions, transfer taxes and other out-of-pocket transaction costs, including the expenses and compensation of the Exchange Agent, incurred in connection with such sale of the Excess Shares. The Exchange Agent shall determine the portion of the Common Shares Trust to which each former holder of Company Common Stock is entitled, if any, by multiplying the amount of the aggregate net proceeds comprising the Common Shares Trust by a fraction, the numerator of which is the amount of the fractional share interest to which such former holder of Company Common Stock is entitled (after taking into account all shares of Company Common Stock held at the Effective Time by such holder) and the denominator of which is the aggregate amount of fractional share interests to which all former holders of Company Common Stock are entitled.

                  (iii) Notwithstanding the provisions of Section 1.3(e)(ii), Buyer may elect at its option, exercised prior to the Effective Time, in lieu of the issuance and sale of Excess Shares and the making of the payments hereinabove contemplated, to pay each former holder of Company Common Stock an amount in cash equal to the product obtained by multiplying (A) the fractional share interest to which such former holder (after taking into account all shares of Company Common Stock held at the Effective Time by such holder) would otherwise be entitled by (B) the last reported sale price for a share of Buyer Common Stock (as reported in The Wall Street Journal, or, if not reported thereby, any other authoritative source) on the Closing Date, and, in such case, all references herein to the cash proceeds of the sale of the Excess Shares and similar references shall be deemed to mean and refer to the payments calculated as set forth in this Section 1.3(e)(iii).

                  (iv) As soon as practicable after the determination of the amount of cash, if any, to be paid to holders of Certificates formerly representing Company Common Stock with respect to any fractional share interests, the Exchange Agent shall make available such amounts to such holders of Certificates formerly representing Company Common Stock subject to and in accordance with the terms of Section 1.3(c).

                  (f) Termination of Exchange Fund. Any portion of the Exchange Fund which remains undistributed to the holders of the Certificates for six months after the Effective Time shall be delivered to Buyer, upon demand, and any holders of the Certificates who have not theretofore complied with this
Article I shall thereafter look only to Buyer for payment of their claim for Merger Consideration, any dividends or distributions with respect to Buyer Common Stock and any cash in lieu of fractional shares of Buyer Common Stock.

                  (g) No Liability. None of Buyer, the Surviving Corporation, the Company or the Exchange Agent shall be liable to any person in respect of any shares of Buyer Common Stock, any dividends or distributions with respect thereto, any cash in lieu of fractional shares of Buyer Common Stock or any cash from the Exchange Fund, in each case delivered to a public official pursuant to any applicable abandoned property, escheat or similar law. If any Certificate shall not have been surrendered prior to one year after the Effective Time (or immediately prior to such date on which any amounts payable pursuant to this Article I would otherwise escheat to or become the property of any Governmental Entity (as defined in Section 3.3(b)), any such amounts shall, to the extent permitted by applicable law, become the property of the Surviving Corporation, free and clear of all claims or interest of any person previously entitled thereto.

                  (h) Investment of Exchange Fund. The Exchange Agent shall invest any cash included in the Exchange Fund, as directed by Buyer, on a daily basis. Any interest and other income resulting from such investments shall be paid to Buyer.

                  (i) Lost Certificates. If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed and, if required by Buyer, the posting by such person of a bond in such reasonable amount as Buyer may direct as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent shall issue in exchange for such lost, stolen or destroyed Certificate the applicable Merger Consideration with respect thereto and, if applicable, any unpaid dividends and distributions on shares of Buyer Common Stock deliverable in respect thereof and any cash in lieu of fractional shares, in each case pursuant to this Agreement.

                  SECTION 1.4 Company Options. (a) At the Effective Time, each of the then outstanding Options (as defined below) shall be (i) assumed by Buyer, in accordance with the terms of the applicable Stock Plan (as defined below) and option agreement by which it is evidenced, except that from and after the Effective Time, Buyer and its Board of Directors or Compensation Committee, as the case may be, shall be substituted for the Company and its subsidiaries and their respective Boards of Directors (including if applicable the entire Board of Directors) administering any such Stock Plan, and (ii) converted into an option to purchase that number of shares of Buyer Common Stock determined by multiplying the number of shares of Company Common Stock subject to such Option at the Effective Time by the Exchange Ratio, at an exercise price per share of Buyer Common Stock equal to the exercise price per share of such Option immediately prior to the Effective Time divided by the

Exchange Ratio; except that, in the case of an Option to which Section 421 of the Code applies by reason of its qualification under Section 422 of the Code, the conversion formula shall be adjusted, if the Company determines that such adjustment is necessary, to comply with Section 424(a) of the Code. If the foregoing calculation results in an assumed Option being exercisable for a fraction of a share of Buyer Common Stock, then the number of shares of Buyer Common Stock subject to such option shall be rounded down to the nearest whole number of shares. Except as otherwise set forth in this Section 1.4 and except to the extent required under certain agreements in effect as of the date hereof between the Company and certain of its employees, the term, status as an "incentive stock option" under Section 422 of the Code (if applicable), all applicable restrictions or limitations on transfer and vesting and all other terms and conditions of Options will (except as otherwise provided in the applicable Stock Plan or Option) to the extent permitted by law and otherwise reasonably practicable, be unchanged. As soon as practicable following the date of this Agreement, the Board of Directors of the Company (or, if appropriate, any committee thereof administering the Stock Plans) shall adopt such resolutions or take such other actions as may be required to effect the provisions of this Section 1.4(a).

                  "Options" means any option granted, and not exercised, expired or terminated, to a current or former employee, director or independent contractor of the Company or any of its subsidiaries or any predecessor thereof to purchase shares of Company Common Stock pursuant to the Company's Amended and Restated 1996 Incentive Stock Plan, as amended, Amended and Restated 1996 Nonemployee Director Stock Option Plan or any other stock option, stock bonus, stock award, or stock purchase plan, program, or arrangement of the Company or any of its subsidiaries or any predecessor thereof (collectively, the "Stock Plans") or any other contract or agreement entered into by the Company or any of its subsidiaries.

                  (b) At the Effective Time, Buyer shall cause the shares of Buyer Common Stock issuable upon exercise of the assumed Options to be registered on Form S-8 (or any successor form) promulgated by the Securities and Exchange Commission (the "SEC"), and shall maintain the effectiveness of such registration statement for so long as such assumed Options remain outstanding, except to the extent, and for such period, that such effectiveness is interfered with by the issuance of an SEC stop order; provided that the Buyer shall use its reasonable best efforts to have any such stop order lifted as soon as practicable.

                  (c) As soon as reasonably practicable after the Effective Time, Buyer shall deliver to each holder of an assumed Option an appropriate notice setting forth such holder's rights pursuant to such Option. The Company and Buyer shall take all commercially reasonable actions which are necessary in order to effect the foregoing provisions of this Section 1.4 as of the Effective Time.

                  (d) Both Buyer and the Company shall take such steps as may be required to cause the transactions contemplated by this Section 1.4 and any other dispositions of Company equity securities and/or acquisitions of Buyer equity securities (including, in each case derivative securities) in connection with this Agreement or the transactions contemplated hereby by any individual who is a director or officer of the Company, to be exempt under Rule 16b-3 promulgated under the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder (the "Exchange Act"), such steps to be taken in accordance with the interpretative letter dated January 12, 1999, issued by the SEC to Skadden, Arps, Slate, Meagher & Flom LLP.

                  SECTION 1.5 Closing. Subject to the satisfaction or waiver of the conditions set forth in Article VI hereof, the closing of the Merger (the "Closing") will take place at 10:00 a.m., New York City time, on a date to be specified by the parties hereto, which shall be no later than the third business day after the satisfaction of the conditions set forth in Section 6.1 hereof, at the offices of Skadden, Arps, Slate, Meagher & Flom LLP, 919 Third Avenue, New York, New York, unless another time, date or place is agreed to in writing by the parties hereto (such date, the "Closing Date").

                                   ARTICLE II

                            THE SURVIVING CORPORATION

                  SECTION 2.1 Amended and Restated Articles of Incorporation. The Amended and Restated Articles of Incorporation as amended and restated as set forth in Exhibit C-2 hereto shall be the articles of incorporation of the Surviving Corporation until thereafter amended in accordance with applicable law.

                  SECTION 2.2 By-laws. The by-laws of Newco in effect at the Effective Time shall be the By-laws of the Surviving Corporation until thereafter amended in accordance with applicable law, the articles of incorporation of the Surviving Corporation and the by-laws of the Surviving Corporation.

                  SECTION 2.3 Directors and Officers. From and after the Effective Time, the directors of Newco at the Effective Time shall be the directors of the Surviving Corporation and the officers of the Company at the Effective Time shall be the officers of the Surviving Corporation, in each case until their respective successors are duly elected or appointed and qualified in accordance with applicable law.

                                   ARTICLE III

                  REPRESENTATIONS AND WARRANTIES OF THE COMPANY

                  The Company represents and warrants to Buyer and Newco as follows:

                  SECTION 3.1 Corporate Existence and Power. The Company is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Florida, and except as set forth on Schedule 3.1 of the Company Disclosure Schedule delivered by the Company to the Buyer prior to the execution of this Agreement (the "Company Disclosure Schedule"), has all corporate powers and all governmental licenses, authorizations, consents and approvals (collectively, "Licenses") required to carry on its business as now conducted except for failures to have any such License which, in the aggregate, would not reasonably be expected to have a Material Adverse Effect (as defined hereafter). The

Company is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction where the character of the property owned, leased or operated by it or the nature of its activities makes such qualification necessary, except in such jurisdictions where failures to be so qualified, in the aggregate, would not reasonably be expected to have a Material Adverse Effect. As used herein, the term "Material Adverse Effect" means a material adverse effect (i) on the condition (financial or otherwise), business, operations, properties, assets or results of operations of the Company and its Subsidiaries, or Buyer and its Subsidiaries, as the case may be, in each case taken as a whole, that is not a result of general changes in the economy or the industries in which such entities currently operate, or (ii) on the ability of the Company and its Subsidiaries, or Buyer and Newco, as the case may be, to promptly perform their respective obligations hereunder or under the transactions contemplated hereby. The Company has heretofore made available to Buyer complete and correct copies of the Company's Amended and Restated Articles of Incorporation and the Company's By-laws as currently in effect.

                  SECTION 3.2 Corporate Authorization. The Company has the requisite corporate power and authority to execute and deliver this Agreement and, subject to approval of this Agreement and the Plan of Merger by the affirmative votes of holders of a majority of the outstanding shares of Company Common Stock (the "Required Company Shareholder Vote"), to consummate the transactions contemplated herein. The execution and delivery of this Agreement and the performance of its obligations hereunder have been duly and validly authorized by the Board of Directors of the Company and, other than the approval of this Agreement and the Plan of Merger by the Required Company Shareholder Vote, no other corporate proceedings or actions on the part of the Company are necessary to authorize the execution, delivery and performance of this Agreement and to consummate the transactions contemplated herein. This
Agreement has been duly executed and delivered by the Company and constitutes, assuming due authorization, execution and delivery of this Agreement by Buyer and Newco, a valid and binding obligation of the Company, enforceable against the Company in accordance with its terms

                  SECTION 3.3 Consents and Approvals; No Violations.


                  (a) Except as set forth in Schedule 3.3(a) of the Company Disclosure Schedule, neither the execution and delivery of this Agreement nor the performance by the Company of its obligations hereunder will (i) conflict with or result in a violation or breach of any provision of the Company's Amended and Restated Articles of Incorporation or the Company's By-laws; (ii) result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation or acceleration or obligation to repurchase, repay, redeem or acquire or any similar right or obligation or to loss of a material benefit) under, or result in the creation of any Lien (as defined in Section 3.5(b)) upon any of the properties or assets of the Company or any of its Subsidiaries under, any of the terms, conditions or provisions of any note, mortgage, letter of credit, other evidence of indebtedness, guarantee, license, lease or agreement or similar instrument or obligation to which the Company or any of its Subsidiaries is a party or by which any of them or any of their assets may be bound or (iii) assuming that the filings, registrations, notifications, authorizations, consents and approvals referred to in subsection (b) below have been obtained or made, as the case may be, violate any order, injunction, decree, statute, rule or regulation of any Governmental Entity (as defined in Section 3.3(b) hereof) to which the Company or any of its Subsidiaries or any of their respective assets is subject, excluding from the foregoing clauses
(ii) and (iii) such conflicts, defaults, breaches, rights, violations or Liens
(A) that would not, in the aggregate, reasonably be expected to have a Material Adverse Effect or (B) that become applicable as a result of the business or activities in which Buyer or Newco or any of their respective affiliates is or pro poses to be engaged or any acts or omissions by, or facts pertaining to, Buyer or Newco.

                  (b) Except as set forth in Schedule 3.3(b) of the Company Disclosure Schedule, no filing or registration with, notification to, or authorization, consent or approval of, any government or any agency, court, tribunal, commission, board, bureau, department, political subdivision or other instrumentality of any government

(including any regulatory or administrative agency), whether federal, state, provincial, municipal, domestic or foreign (each, a "Governmental Entity") is required in connection with the execution and delivery of this Agreement by the Company or the performance by the Company of its obligations hereunder, except
(i) the filing of the Articles of Merger in accordance with the FBCA and filings to maintain the good standing of the Surviving Corporation; (ii) compliance with any applicable requirements of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations thereunder (the "HSR Act");
(iii) the filing with the SEC of (A) a proxy statement relating to the Company Stockholders Meeting (as defined in Section 5.5) (such proxy statement, as amended or supplemented from time to time, the "Company Proxy Statement"), and
(B) compliance with any applicable requirements of the Securities Act of 1933, as amended, and the rules and regulations thereunder (the "Securities Act") and the Exchange Act, as may be required in connection with this Agreement and the Stockholders Agreement and the transactions contemplated hereby and thereby;
(iv) compliance with any applicable requirements of state blue sky or takeover laws; and (v) such other consents, approvals, orders, authorizations, notifications, registrations, declarations and filings (A) the failure of which to be obtained or made would not prevent or materially delay consummation of the transactions contemplated herein and would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect or (B) that become applicable as a result of the business or activities in which Buyer or Newco or any of their respective affiliates is or proposes to be engaged or any acts or omissions by, or facts pertaining to, Buyer or Newco.

                  SECTION 3.4 Capitalization. The authorized capital stock of the Company consists of 100,000,000 shares of Company Common Stock and 20,000,000 shares of preferred stock, par value $.01 per share, of the Company (the "Company Preferred Stock"). As of December 31, 1999, there were (i) 21,794,400 shares of Company Common Stock and (ii) no shares of Company Preferred Stock issued and outstanding. All outstanding shares of capital stock of the Company have been duly authorized and validly issued and are fully paid and nonassessable and not subject to preemptive rights. As of December 31, 1999, there were (i) outstanding Options in respect of

4,205,372 shares of Company Common Stock at option prices ranging from $4.06 to $24.72 per share and outstanding Options with respect to 7,000 shares of Company Common Stock at an option price of $.01 per share, all of which Options were granted pursuant to the Precision Response Corporation Amended and Restated 1996 Incentive Stock Plan as amended through June 21, 1999 (the "1996 Plan") and an additional 243,228 shares of Company Common Stock available for future grants pursuant to the 1996 Plan through May 30, 2006 and (ii) up to 300,000 shares of Company Common Stock were authorized for possible issuance pursuant to the Precision Response Corporation Amended and Restated 1996 Nonemployee Director Stock Option Plan, of which there were outstanding Options in respect of 65,000 shares of Company Common Stock at option prices ranging from $5.53 to $43.00 per share. Except as set forth in this Section 3.4, except for changes since December 31, 1999 resulting from either (x) the exercise of Options outstanding on such date or granted, in accordance with Section 5.1(b) hereof, after such date or (y) the grant, in accordance with Section 5.1(b) hereof, of Options after such date and except by reason of the adoption of a shareholder rights plan in accordance with Section 5.1, there are outstanding (i) no shares of capital stock or other voting securities of the Company, (ii) no securities of the Company or any Subsidiary of the Company convertible into or exchangeable for shares of capital stock or voting securities of the Company and (iii) except as set forth in Schedule 3.4 of the Company Disclosure Schedule, no options, warrants, calls, subscriptions or other rights to acquire from the Company, and no obligation of the Company to issue, transfer, sell or otherwise dispose of any capital stock, voting securities or securities convertible into or exchangeable for capital stock or voting securities of the Company (the items in clauses (i), (ii) and (iii) being referred to collectively as the "Company Securities"). There are no outstanding obligations of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any Company Securities.

                  SECTION 3.5 Subsidiaries.

                  (a) Each Subsidiary of the Company that is actively engaged in any business or owns any assets or has any liabilities other than in either case a de minimis amount thereof (each, an "Active Subsidiary") (i) is a corporation duly incorporated, validly existing and in good standing under the laws of its jurisdiction of incorporation, (ii) except as set forth in
Schedule 3.5(a) of the Company Disclosure Schedule, has all corporate powers and all material governmental licenses, authorizations, consents and approvals required to carry on its business as now conducted or as reasonably expected by the Company to be conducted and (iii) is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction where the character of the property owned or leased by it or the nature of its activities makes such qualification necessary, except for failures of this representation and warranty to be true which would not, in the aggregate, reasonably be expected to have a Material Adverse Effect. For purposes of this Agreement, "Subsidiary" means with respect to any Person, another Person, an amount of the voting securities, other voting ownership or voting partnership interests of which is sufficient to elect at least a majority of its Board of Directors or other governing body (or, if there are no such voting interests, 50% or more of the equity interests of which) is owned directly or indirectly by such first Person; and a "Person" means an individual, corporation, partnership, joint venture, association, trust, unincorporated organization, limited liability company or other entity. All Active Subsidiaries and their respective jurisdictions of incorporation are identified in Schedule 3.5 of the Company Disclosure Schedule.

                  (b) Except as set forth in Schedule 3.5(b) of the Company Disclosure Schedule, all of the outstanding shares of capital stock of each Active Subsidiary of the Company are duly authorized, validly issued, fully paid and nonassessable, and such shares are owned by the Company or by a Subsidiary of the Company free and clear of any Liens or limitation on voting rights; provided that no representation is made as to any shares of capital stock owned by any Persons other than the Company or a Subsidiary of the Company. Except as set forth in Schedule 3.5(b) of the Company Disclosure Schedule, there are no subscriptions, options, warrants, calls, rights, convertible securities or other agreements or commitments of any character relating to the issuance, transfer, sale, delivery, voting or redemption (including any rights of conversion or exchange under any outstanding security or other instrument) for any of the capital stock or other equity interests of any of such Subsidiaries. Except as set forth in Schedule 3.5(b) of the Company Disclosure Schedule, there are no agreements requiring the Company or any of its Subsidiaries to make contributions to the capital of, or lend or advance funds to, any Subsidiaries of the Company. For purposes of this Agreement, "Lien" means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset.

                  SECTION 3.6 SEC Documents. The Company has filed all reports, proxy statements, registration statements, forms and other documents required to be filed with the SEC since January 1, 1997 (the "Company SEC Documents"). As of their respective dates, and giving effect to any amendments or supplements thereto filed prior to the date of this Agreement, (a) the Company SEC Documents complied in all material respects with the requirements of the Securities Act or the Exchange Act, as the case may be, and the applicable rules and regulations of the SEC promulgated thereunder and (b) none of the Company SEC Documents (except as to the financial statements contained therein, which are dealt with in Section 3.7 hereof) contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

                  SECTION 3.7 Financial Statements. The financial statements of the Company (including, in each case, any notes and schedules thereto) included in the Company SEC Documents (a) comply as to form in all material respects with all applicable accounting requirements and the rules and regulations of the SEC with respect thereto, (b) are in conformity with generally accepted accounting principles ("GAAP"), applied on a consistent basis (except in the case of unaudited statements, as permitted by the rules and regulations of the
SEC) during the periods involved (except as may be indicated in the related notes and schedules thereto) and (c) fairly present, in all material respects, the consolidated financial position of the Company and its consolidated Subsidiaries as of the dates thereof and the consolidated results of their operations and cash flows for the periods then ended (subject, in the case of unaudited statements, to normal year-end audit adjustments). Except (i) as reflected in such financial statements or in the notes thereto, (ii) for liabilities incurred in connection with this Agreement or the transactions contemplated hereby or (iii) such liabilities as are not in the aggregate reasonably likely to have a Material Adverse Effect, neither the Company nor any of its Subsidiaries has any liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise). The Company's consolidated revenues, net income and earnings before interest, taxes, depreciation and amortization for the quarter ended December 31, 1999 (i) will not be less, respectively, than such amounts for the quarter ended September 30, 1999 and
(ii) subject to the audit of the Company's financial statements for the year ended December 31, 1999 and finalization of such amounts for the fourth quarter ended December 31, 1999, and except as disclosed in Schedule 3.7 of the Company Disclosure Schedule, are currently anticipated to be not less than $59.4 million, $2.7 million and $9.3 million, respectively.

                  SECTION 3.8 Information Supplied. None of the information supplied or to be supplied by the Company specifically for inclusion or incorporation by reference in (i) the registration statement on Form S-4 to be filed with the SEC by Buyer in connection with the issuance of Buyer Common Stock in the Merger (the "Form S-4") will, at the time the Form S-4 becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading or (ii) the Company Proxy Statement will, at the date it is first mailed to the Company's stockholders or at the time of the Company Stock holders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Company Proxy Statement will comply as to form in all material respects with the requirements of the Exchange Act and the rules and regulations thereunder. No representation or warranty is made by the Company with respect to statements made or incorporated by reference therein based on information supplied by Buyer specifically for inclusion or incorporation by reference in the Company Proxy Statement.

                  SECTION 3.9 Absence of Material Adverse Changes, etc. Except as disclosed in the Company SEC Documents filed by the Company and publicly available prior to the date of this Agreement or as set forth in Schedule 3.9 of the Company Disclosure Schedule, since December 31, 1998, the Company and its Subsidiaries have conducted their business only in the ordinary course of business consistent with past practice and there has not been or occurred:

                  (a) any event, change, occurrence or development which has had or is reasonably likely to have a Material Adverse Effect on the Company and its Subsidiaries, taken as a whole;

                  (b) any declaration, setting aside or payment of any dividend or other distribution with respect to any shares of capital stock of the Company, any repurchase, redemption or other acquisition by the Company or any Subsidiary of the Company of any outstanding shares of capital stock or other equity securities of, or other ownership interests in, the Company, any split, combination or reclassification of any of the Company's capital stock or any issuance or the authorization of any issuance of any other securities in respect of, in lieu of, or in substitution for, shares of the Company's capital stock;

                  (c) any amendment of any material term of any outstanding security issued by the Company or any Subsidiary of the Company;

                  (d) any incurrence, assumption or guarantee by the Company or any Subsidiary of the Company of any indebtedness for borrowed money other than in the ordinary course of business consistent with past practice;

                  (e) any creation or assumption by the Company or any Subsidiary of the Company of any Lien on any asset other than in the ordinary course of business consistent with past practice;

                  (f) any damage, destruction or other casualty loss (whether or not covered by insurance) affecting the business or assets of the Company or any Subsidiary of the Company which, individually or in the aggregate, has had, or would reasonably be expected to have, a Material Adverse Effect;

                  (g) any change in any method of accounting or accounting practice or principles by the Company or any Subsidiary of the Company, except for any such change required by reason of a change in GAAP;

                  (h) any (i) grant of any severance or termination pay to any current or former director, executive officer or employee of the Company or any Subsidiary of the Company, (ii) employment, deferred compensation or other similar agreement (or any amendment to any such existing agreement) with any such director, executive officer or employee of the Company or any Subsidiary of the Company entered into, (iii) increase in benefits payable under any existing severance or termination pay policies or employment agreements or (iv) increase in compensation, bonus or other benefits payable to current or former directors, executive officers or employees of the Company or any Subsidiary of the Company, other than for clauses (i), (ii) and (iv) above, in the case of employees (other than directors and executive officers), in the ordinary course of business;

                  (i) any issuance of any Company Securities other than Options and other than upon the exercise of Options; or

                  (j) authorize any of, or commit or agree to take any of, the foregoing actions except as otherwise permitted by this Agreement.

                  SECTION 3.10 Taxes.

                  (a) Except as set forth in Schedule 3.10 of the Company Disclosure Schedule, (1) all Tax Returns required to be filed by or on behalf of the Company, each of its Subsidiaries, and each affiliated, combined, consolidated or unitary group of which the Company or any of its Subsidiaries is or has been a member (a "Company Group") have been timely filed in the manner prescribed by law, and all such Tax returns are true, complete and accurate except to the extent any failures to file or failures to be true, correct or accurate would not in the aggregate reasonably be expected to have a Material Adverse Effect; (2) all Taxes due and owing by the Company, any Subsid-iary of the Company or any Company Group have been timely paid, or adequately reserved for in accordance with GAAP, except to the extent any failure to pay or reserve would not in the aggregate reasonably be expected to have a Material Adverse Effect; (3) there are no claims or assessments presently pending against the Company, any Subsidiary of the Company or any Company Group, for any alleged Tax deficiency, and the Company does not know of any threatened claims or assessments against the Company, any Subsidiary of the Company or any Company Group for any alleged Tax deficiency, which in either case if upheld would reasonably be expected in the aggregate to have a Material Adverse Effect; (4) each material deficiency resulting from any audit or examination relating to Taxes by any taxing authority has been paid or is being contested in good faith and in accordance with law and is adequately reserved for in accordance with GAAP; (5) there are no Liens for Taxes on any asset of the Company or any Subsidiary of the Company, except for Liens for Taxes not yet due and payable and Liens for Taxes that would not in the aggregate reasonably be expected to have a Material Adverse Effect; (6) the Company and each of its Subsidiaries has complied in all respects with all rules and regulations relating to the withholding of Taxes (including, without limitation, employee-related Taxes), except for failures to comply that would not in the aggregate reasonably be expected to have a Material Adverse Effect; (7) neither the Company nor any of its Subsidiaries is a party to any Tax sharing agreement, Tax indemnity obligation or similar agreement, arrangement or practice with respect to Taxes (including any advance pricing agreement, closing agreement or other agreement relating to Taxes with any taxing authority); and (8) neither the Company nor any of its Subsidiaries is a party to any agreement, contract, or arrangement that, individually or collectively, would give rise to the payment of any amount (whether in cash or property, including shares of capital stock) that would not be deductible pursuant to the terms of Sections 162(a)(1), 162(m) or 162(n) of the Code; (9) neither the Company nor any of its Subsidiaries is required to include in income any adjustment pursuant to Section 481(a) of the Code (or similar provisions of other law or regulations) in its current or in any future taxable period by reason of a change in accounting method, nor does the Company or any of its Subsidiaries have any knowledge that the Internal Revenue Service (or other taxing authority) has proposed or is considering proposing, any such change in accounting method; (10) neither the Company nor any affiliate of the Company has made with respect to the Company, its Subsidiaries, or any assets held by the Company or any Subsidiary any consent under Section 341 of the Code; (11) the Company and each of its Subsidiaries has complied in all respects with all rules and regulations relating to the withholding of Taxes (including, without limitation, employee-related Taxes), except for failures that would not in the aggregate reasonably be expected to have a Material Adverse Effect; (12) the Company made a valid election to be treated as an S Corporation (within the meaning of Section 1361 of the Code) beginning on May 1, 1988 and for each taxable period thereafter (or portion thereof), up through and including July 15, 1996, the Company properly maintained a valid election under Section 1362(a) of the Code (as well as the equivalent provisions, if any, of all applicable State or local statutes) to be treated as an "S Corporation"; and (13) neither the Company nor any of its Subsidiaries has constituted either a "distributing corporation" or a "controlled corporation" (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of stock qualifying for tax-free treatment under Section 355 of the Code (A) in the two years prior to the date of this Agreement, or (B) in a distribution that could otherwise constitute part of a "plan" or "series of related trans actions" (within the meaning of Section 355(e) of the Code) in conjunction with the Merger.

                  (b) The statutes of limitations for the federal income Tax Returns of the Company and the Subsidiaries of the Company (including, without limitation, any Company Group) have expired or otherwise have been closed for all taxable periods ending on or before December 31, 1995.

                  (c) For purposes of this Agreement, (i) "Taxes" means all taxes, levies or other like assessments, charges or fees (including estimated taxes, charges and fees), including, without limitation, income, corporation, advance corporation, gross receipts, transfer, excise, property, sales, use, value-added, license, payroll, withholding, social security and franchise or other governmental taxes or charges, imposed by the United States or any state, county, local or foreign government or subdivision or agency thereof, any liability for taxes, levies or other like assessments, charges or fees of another Person pursuant to Treasury Regulation Section 1.1502-6 or any similar or analogous provision of applicable law or otherwise (including, without limitation, by agreement) and such term shall include any interest, penalties or additions to tax attributable to such taxes, levies or other like assessments, charges or fees and (ii) "Tax Return" means any report, return, statement, declaration or other written information required to be supplied to a taxing or other governmental authority in connection with Taxes.

                  SECTION 3.11 Employee Benefit Plans.

                  (a) Schedule 3.11(a) of the Company Disclosure Schedule contains a true and complete list of each deferred compensation, incentive compensation and equity compensation plan; "welfare" plan, fund or program (with in the meaning of section 3(1) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA")); "pension" plan, fund or program (within the meaning of section 3(2) of ERISA); each employment or termination agreement; each severance agreement; and each other material employee benefit plan, fund, program, agreement or arrangement, in each case, that is sponsored, maintained or contributed to or required to be contributed to by the Company or its Subsidiaries, whether written or oral, for the benefit of any employee or former employee of the Company or its Subsidiaries (collectively, the "Company Plans").

                  (b) With respect to each Company Plan, the Company has heretofore delivered or made available to Buyer true and complete copies of the Company Plan and any amendments thereto (or if the Company Plan is not a written Company Plan, a description thereof), any related trust or other funding vehicle, any service provider agreement or investment management agreement, any reports or summaries required under ERISA or the Code and the most recent determination letter, if any, received from the Internal Revenue Service with respect to each Company Plan intended to qualify under section 401 of the Code. The Company has no unfunded liabilities with respect to any Company Plan as of the end of the Company's most recent fiscal year that are not reflected on the Company's financial statements for such fiscal year.

                  (c) The Company has not at any time maintained, or contributed to, any defined benefit plan covered by Title IV of ERISA, or incurred any liability under Title IV of ERISA, and the transactions contemplated by this Agreement will not subject the Company to any liability under Title IV of ERISA. The Company has not at any time maintained, or contributed to, any multiemployer plan described in section 3(37) of ERISA, or incurred any withdrawal liability under ERISA, and the transactions contemplated by this Agreement will not subject the Company to any withdrawal liability under ERISA.

                  (d) Each Company Plan has been operated and administered in all material respects in accordance with its terms and applicable law, including, but not limited to, ERISA and the Code.

                  (e) Except as set forth in Schedule 3.11(e) of the Company Disclosure Schedule, each Company Plan in tended to be "qualified" within the meaning of section 401(a) of the Code has received a favorable determination letter from the Internal Revenue Service, and nothing has occurred since the date of such determination that would adversely affect the qualified status of any such Company Plan.

                  (f) Except as set forth in Schedule 3.11(f) or 3.11(a) of the Company Disclosure Schedule, no Company Plan provides medical, surgical, hospitalization, death or similar benefits (whether or not insured) for employees or former employees of the Company or any Subsidiary for periods extending beyond their retirement or other termination of service, other than
(i) coverage mandated by applicable law, (ii) death benefits under any "pension plan," or (iii) benefits the full cost of which is borne by the current or former employee (or his or her beneficiary).

                  (g) There are no pending or anticipated claims by or on behalf of any Company Plan, by any participant, beneficiary or fiduciary covered under any such Company Plan, or otherwise involving any such Company Plan (other than routine claims for benefits). To the best of the Company's knowledge, no Company Plan is subject to any ongoing audit, investigation, or other administrative proceeding of any governmental entity, and no Company Plan is the subject of any pending application for admin-istrative relief under any voluntary compliance program or closing agreement program of the Internal Revenue Service or the Department of Labor. To the best of the Company's knowledge, no person or entity has engaged in any "prohibited transaction" (as such term is defined in ERISA and the Code) with respect to any Company Plan. The Company has paid or remitted all contributions to any Company Plan within the time required by applicable law, and if applicable, within the deadline for claiming a tax deduction for the year with respect to the contribution.

                  (h) Except as set forth in Schedule 3.11(h) of the Company Disclosure Schedule, the consummation of the transactions contemplated by this Agreement will not, either alone or in combination with another event, (i) entitle any current or former employee or officer of the Company to severance pay, unemployment compensation or any other payment, (ii) accelerate the time of payment or vesting, or increase the amount of compensation due any such employee or officer, (iii) require assets to be set aside or other forms of security to be provided with respect to any liability under any Company Plan, or (iv) result in any "excess parachute payment" (within the meaning of Section 280G of the Code) under any Company Plan.

                  SECTION 3.12 Litigation. Except as set forth in either the Company SEC Documents filed by the Company and publicly available prior to the date of this Agreement, or Schedule 3.12 of the Company Disclosure Schedule or otherwise fully covered by insurance, there is no action, suit or proceeding pending against, or to the knowledge of the Company threatened against, and, to the knowledge of the Company, there is no investigation pending or threatened against, the Company or any Subsidiary of the Company (or any Company Plan) or any of their respective properties before any court or arbitrator or any Governmental Entity except those which, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect, nor is there any judgment, decree, injunction, rule or order of any Governmental Entity or arbitrator outstanding against the Company or any of its Subsidiaries which would reasonably be expected to have a Material Adverse Effect.

                  SECTION 3.13 Compliance with Laws.

                  (a) Except as set forth in Schedule 3.13 of the Company Disclosure Schedule, the Company and its Subsidiaries are in compliance with all applicable laws, ordinances, judgments, decrees, rules and regulations of any federal, state, local or foreign governmental authority applicable to their respective businesses and operations, except for such violations, if any, which, in the aggregate, would not reasonably be expected to have a Material Adverse Effect. Except as set forth in Schedule 3.13 of the Company Disclosure Schedule, all governmental approvals, permits and licenses (collectively, "Permits") required to conduct the business of the Company and its Subsidiaries and for them to own, lease or operate their assets have been obtained, are in full force and effect and are being complied with except for such violations and failures to have Permits in full force and effect, if any, which, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect.

                  (b) There are no conditions relating to the Company or any of its Subsidiaries or relating to the Company's or any of its Subsidiaries' ownership, use or maintenance of any real property owned or operated, or previously owned or operated, by the Company or any of its Subsidiaries, and the Company does not know of any such condition in respect of such real property not related to the ownership, use or maintenance, that would lead to any liability for violation of any federal, state, county or local laws, regulations, orders or judgments relating to pollution or protection of the environment or any other applicable environmental, health or safety statutes, ordinances, orders, rules, regulations or requirements which liability would reasonably be expected to have a Material Adverse Effect. The Company and its Subsidiaries have received, handled, used, stored, treated, shipped and disposed of all hazardous or toxic materials, substances and wastes (whether or not on its properties owned or operated by others) in compliance with all applicable environmental, health or safety statutes, ordinances, orders, rules, regulations or requirements, except for possible noncompliances which, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect.

                  SECTION 3.14 Labor Matters. Except to the extent set forth in
Schedule 3.14 of the Company Disclosure Schedule, as of the date of this Agreement (i) there is no labor strike, dispute, slowdown, stoppage or lockout actually pending or, to the knowledge of the Company, threatened against the Company or any of its Subsidiaries; (ii) to the knowledge of the Company, no union organizing campaign with respect to the Company's or any of its Subsidiaries' employees is underway; (iii) there is no unfair labor practice charge or complaint against the Company or any of its Subsidiaries pending or, to the knowledge of the Company, threatened before the National Labor Relations Board or any similar state or foreign agency; (iv) there is no written grievance pending relating to any collective bargaining agreement or other grievance procedure; (v) to the knowledge of the Company, no charges with respect to or relating to the Company or any of its Subsidiaries are pending before the Equal Employment Opportunity Commission or any other agency responsible for the prevention of unlawful employment practices; and (vi) there are no collective bargaining agreements with any union covering employees of the Company or any of its Subsidiaries, except for such exceptions to the foregoing clauses (iii) through (v) which, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect.

                  SECTION 3.15 Certain Contracts and Arrangements. Except as set forth in Schedule 3.15 of the Company Disclosure Schedule, each material contract or agreement to which the Company or any of its Subsidiaries is a party or by which any of them is bound is in full force and effect, and neither the Company nor any of its Subsidiaries, nor, to the knowledge of the Company, any other party thereto, is in breach of, or default under, any such contract or agreement, and no event has occurred that with notice or passage of time or both would constitute such a breach or default thereunder by the Company or any of its Subsidiaries, or, to the knowledge of the Company, any other party thereto, except for such failures to be in full force and effect and such breaches and defaults which, in the aggregate, would not reasonably be expected to have a Material Adverse Effect.

                  SECTION 3.16 Intellectual Property.

                  (a) The Company and its Subsidiaries own or have the right to use all material Intellectual Property (as defined in Section 3.16(c)). Schedule 3.16(a) of the Company Disclosure Schedule sets forth a current and complete list of all registrations and applications relating to material Intellectual Property.

                  (b) Except as set forth in Schedule 3.16(b)(1) of the Company Disclosure Schedule, to the knowledge of the Company: (i) all of the grants or registrations relating to material Intellectual Property owned by the Company and its Subsidiaries are subsisting and unexpired, free of all liens or encumbrances and have not been abandoned; (ii) either the Company or one of its Subsidiaries is the owner of record of any application, registration or grant for each material item of Intellectual Property (except for the licensed Intellectual Property set forth in Schedule 3.16(b)(2) of the Company Disclosure Schedule); (iii) the Company does not infringe the Intellectual Property rights of any third party in any respect that would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect; (iv) no third party or entity is currently in fringing upon the Intellectual Property rights of the Company, except for such infringements that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect; (v) no judgment, decree, injunction, rule or order has been rendered by a Governmental Entity which would limit, cancel or question the validity of, or the Company's or its Subsidiaries' rights in and to, any Intellectual Property owned by the Company in any respect that would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect; and (vi) the Company has not received notice of any pending or threatened suit, action or adversarial proceeding that seeks to limit, cancel or question the validity of, or the Company's or its Subsidiaries' rights in and to, any Intellectual Property, which would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. Schedule 3.16(b)(2) of the Company Disclosure Schedule sets forth a correct and complete list of all licenses, sublicenses and permissions to use any material item of Intellectual Property (in each case identifying the item licensed, the license parties and the date of the license agreement or other agreement permitting the use of the item). To the knowledge of the Company, there is no default by the Company or its Subsidiaries under such licenses, sublicenses or permissions that is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect.

                  (c) For purposes of this Agreement "Intellectual Property" shall mean all rights, privileges and priorities provided under U.S., state and foreign law relating to intellectual property and reasonably necessary for the Company and its Subsidiaries to conduct their business as it is currently conducted, including without limitation all (x) (1) proprietary inventions, discoveries, processes, formulae, designs, methods, techniques, procedures, concepts, developments, technology, new and useful improvements thereof and proprietary know-how relating thereto, whether or not patented or eligible for patent or equivalent protection; (2) copy rights and copyrightable works, including computer applications, programs, software, databases and related items; (3) trademarks, service marks, trade names, and trade dress, internet domain names, the goodwill of the business symbolized thereby, and all common-law rights relating thereto; (4) trade secrets and other confidential information; (y) all registrations and applications for any of the foregoing and
(z) licenses or other similar agreements granting to the Company or any of its Subsidiaries the rights to use any of the foregoing.

                  SECTION 3.17 Year 2000 Compliance. Except for the matters set forth in Schedule 3.17 of the Company Disclosure Schedule, all of the MIS Systems and the Facilities are Year 2000 Compliant, except for any such failures to be Year 2000 Compliant which, individually or in the aggregate would not reasonably be expected to have a Material Adverse Effect. "Year 2000 Compliant" means that (i) the MIS Systems accurately process, provide and/or receive all date/time data (including calculating, comparing, sequencing, processing and outputting) within, from, into, and between centuries (including the twentieth and twenty-first centuries and the years 1999 and 2000), including leap year calculations, and (ii) neither the performance nor the functionality nor the Company's or any of its Subsidiaries' provision of the products, services, and other item(s) at issue will be affected by any dates/times prior to, on, after or spanning January

1, 2000. "Facilities" means any facilities or equipment used by the Company or any of its Subsidiaries' in any location, including HVAC systems, mechanical systems, elevators, security systems, fire suppression systems, telecommunications systems, and equipment, whether or not owned by the Company or any of its Subsidiaries. "MIS Systems" means any computer software and systems (including hardware, firmware, operating system software, utilities, and applications software) used in the ordinary course of business by or on behalf of the Company or any of its Subsidiaries, including the Company's or any of its Subsidiaries' payroll, accounting, billing/receivables, inventory, asset tracking, customer service, human resources, call center and e-mail systems.

                  SECTION 3.18 Finders' Fees. Except for Goldman Sachs & Co. ("Goldman Sachs"), there is no investment banker, broker, finder or other intermediary which has been retained by, or is authorized to act on behalf of, the Company or any Subsidiary of the Company that would be entitled to any fee or commission from the Company, any Subsidiary of the Company, Buyer or any of Buyer's affiliates upon consummation of the transactions contemplated by this Agreement. The Company has provided to Buyer a true and accurate basis for calculating all the fees that would be payable by the Company to Goldman Sachs in connection with the transactions contemplated hereunder. Neither the Company, nor any Subsidiary, has any continuing obligation to pay a broker's or finder's fee or any other commission or similar fee to any agent, broker, investment banker or other person or firm in connection with any acquisition, sale, financing or other similar transaction to be consummated after the date hereof (other than with respect to the Merger as set forth in this Section).

                  SECTION 3.19 Opinion of Financial Advisors. The Company has received the opinion of Goldman Sachs to the effect that, as of such date, the Exchange Ratio is fair from a financial point of view to the stockholders of the Company. The Company will promptly following the receipt thereof deliver to Buyer a copy of the written opinion from Goldman Sachs to the foregoing effect.

                  SECTION 3.20 Board Recommendation. The Board of Directors of the Company, at a meeting duly called and held, has unanimously (i) determined that this Agreement and the transactions contemplated hereby, including the Merger, taken together are fair to and in the best interests of the shareholders of the Company, (ii) approved and adopted this Agreement, the Stockholders Agreement and the transactions contemplated hereby and thereby, including the Merger, (iii) taken all actions necessary on the part of the Company to render inapplicable to this Agreement, the Stockholders Agreement and the transactions contemplated hereby and thereby, including the Merger, the provisions of Section 607.0902 and
Section 607.0901 of the FBCA and (iv) resolved to recommend that the shareholders of the Company approve this Agreement and the Plan of Merger.

                  SECTION 3.21 Voting Requirements. The Required Company Shareholder Vote is the only vote of the holders of the Company's capital stock necessary to approve this Agreement and the Plan of Merger and the transactions contemplated by this Agreement.

                  SECTION 3.22 Title to Properties. (a) Each of the Company and its Subsidiaries has good and marketable title to, or valid leasehold interests in, all its material, tangible properties and assets, free and clear of all Liens, except for defects in title, easements, restrictive covenants, taxes which are not yet due and payable, mechanics', carriers', workers', materialmen's and similar Liens, and similar encumbrances or impediments that, in the aggregate, do not and will not materially interfere with the use of the properties or assets subject thereto or affected thereby or otherwise materially impair business operations at such properties.

                  (b) Each of the Company and its Subsidiaries has complied with the terms of all leases to which it is a party and under which it is in occupancy, except for noncompliances which, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect. As of the date of this Agreement, each of the Company and its Subsidiaries enjoys peaceful and undisturbed possession under all such leases.

                  SECTION 3.23 Certain Contracts. Neither the Company nor any of its Subsidiaries is a party to or bound by any non-competition agreement or any other similar agreement or obligation which purports to limit in any material respect the manner in which, or the localities in which, the business of the Company and its Subsidiaries is conducted.

                  SECTION 3.24 Tax Matters. Neither the Company nor any of its Subsidiaries has taken any action or knows of any fact, agreement, plan or other circumstance that is reasonably likely to prevent the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code.

                                   ARTICLE IV

                REPRESENTATIONS AND WARRANTIES OF BUYER AND NEWCO

                  Buyer and Newco jointly and severally represent and warrant to the Company as follows:

                  SECTION 4.1 Corporate Existence and Power. Each of Buyer and Newco is a corporation duly incorporated, validly existing and in good standing under the laws of its jurisdiction of incorporation, and has all corporate power and all Licenses required to carry on its business as now conducted except for failures to have any such License which would not, in the aggregate, reasonably be expected to have a Material Adverse Effect. Each of Buyer and Newco is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction where the character of the property owned, leased or operated by it or the nature of its activities makes such qualifications necessary, except for those jurisdictions where failures to be so qualified would not, in the aggregate, reasonably be expected to have a Material Adverse Effect. Each of Buyer and Newco has heretofore delivered or made available to the Company true and complete copies of the governing documents or other organizational documents of like import, as currently in effect, of each of Buyer and Newco.

                  SECTION 4.2 Corporate Authorization. Each of Buyer and Newco has the requisite corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder. The execution and delivery of this Agreement and the performance of its obligations hereunder have been duly and validly authorized by the Board of Directors of each of Buyer and Newco, Buyer has approved and adopted this Agreement and the Plan of Merger in its capacity as the sole stock-holder of Newco and no other corporate proceedings or actions on the part of either Buyer or Newco are necessary to authorize the execution, delivery and performance of this Agreement. This Agreement has been duly executed and delivered by each of Buyer and Newco and constitutes, assuming due authorization, execution and delivery of this Agreement by the Company, a valid and binding obligation of each of Buyer and Newco, enforceable against each of Buyer and Newco in accordance with its terms.

                  SECTION 4.3 Consents and Approvals; No Violations.


                  (a) Neither the execution and delivery of this Agreement nor the performance by either Buyer or Newco of its obligations hereunder will (i) conflict with or result in a violation or breach of any provision of the certificate of incorporation or by-laws (or other governing or organizational documents) of either Buyer or Newco or (ii) result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation or acceleration or obligation to repurchase, repay, redeem or acquire or any similar right or obligation or to loss of a material benefit) under, or result in the creation of any Lien (as defined in Section 3.5(b)) upon any of the properties or assets of Buyer or Newco or any of Buyer's Subsidiaries under, any of the terms, conditions or provisions of any note, mortgage, letter of credit, other evidence of indebtedness, guarantee, license, lease or agreement or similar instrument or obligation to which Buyer or any of its Subsidiaries is a party or by which any of them or any of their assets may be bound or (iii) assuming that the filings, registrations, notifications, authorizations, consents and approvals referred to in subsection (b) below have been obtained or made, as the case may be, violate any order, injunction, decree, statute, rule or regulation of any Governmental Entity to which Buyer or any of its Subsidiaries is subject, excluding from the foregoing clauses (ii) and (iii) such requirements, defaults, breaches, rights or violations (A) that would not, in the aggregate, reasonably be expected to have a Material Adverse Effect or (B) that become applicable as a result of any acts or omissions by, or facts pertaining to, the Company.

            (b) No filing or registration with, notification to, or authorization, permit, consent or approval of, any Governmental Entity is required in connection with the execution and delivery of this Agreement by either Buyer or Newco or the performance by either Buyer or Newco of its obligations hereunder, except (i) the filing of the Articles of Merger in accordance with the FBCA and filings to maintain the good standing of the Surviving Corporation; (ii) compliance with any applicable requirements of the HSR Act; (iii) the filing with the SEC of (A) the Form S-4, and (B) compliance with any applicable requirements of the Securities Act and the Exchange Act as may be required in connection with this Agreement and the Stockholders Agreement and the transactions contemplated hereby and thereby; (iv) compliance with any applicable requirements of state blue sky laws; (v) such filings with and approvals of the NASD to permit the shares of Buyer Common Stock that are to be issued in the Merger to be quoted on The Nasdaq Stock Market's National Market ("Nasdaq") and (vi) such other consents, approvals, orders, authorizations, notifications, registrations, declarations and filings (A) the failure of which to be obtained or made would not prevent or materially delay consummation of the Merger and would not, in the aggregate, reasonably be expected to have a Material Adverse Effect or (B) that become applicable as a result of any acts or omissions by, or facts pertaining to, the Company.

            SECTION 4.4 Capitalization. As of the date hereof, the authorized capital stock of Buyer consists of 800,000,000 shares of Buyer Common Stock, 200,000,000 shares of Class B common stock, par value $.01, of Buyer (the "Buyer Class B Common Stock" and, together with the Buyer Common Stock, the "Buyer Common Shares"), and 15,000,000 shares of preferred stock, par value $.01 per share, of Buyer (the "Buyer Preferred Stock"). As of November 30, 1999, there were (i) 136,721,815 shares of Buyer Common Stock issued and outstanding, (ii) 31,516,726 shares of Buyer Class B Common Stock issued and outstanding, (iii) no shares of Buyer Preferred Stock issued and outstanding, (iv) 294,124 shares of Buyer Common Stock held in treasury by Buyer and its Subsidiaries, (v) shares of USANi LLC exchangeable into 90,683,119 shares of Buyer Common Stock and 73,285,000 shares of Buyer Class B Common Stock issued and outstanding, (vi) shares of Home Shopping Network, Inc. exchangeable into

15,810,032 shares of Buyer Common Stock and 798,272 shares of Buyer Class B Common Stock issued and outstanding, (vii) 7% Convertible Subordinated Debentures due July 1, 2003 convertible into 568,749 shares of Buyer Common Stock at a conversion price of $66.43 per share outstanding and (viii) outstanding options to purchase 35,517,213 shares of Buyer Common Stock under various stock option plans described in, or incorporated by reference in, the Buyer SEC Documents (as defined in Section 4.5) and outstanding warrants to purchase 83,997 shares of Buyer Common Stock. Except as set forth in this
Section 4.4, as of November 30, 1999, there were outstanding (i) no shares of capital stock or other voting securities of Buyer, (ii) no securities of Buyer or any Subsidiary of Buyer convertible into or exchangeable for shares of capital stock or voting securities of Buyer and (iii) except as set forth in the Buyer SEC Documents, no options, warrants, calls, subscription or other rights to acquire from the Buyer, and no obligation of Buyer to issue, transfer, sell or otherwise dispose of any capital stock, voting securities or securities convertible into or exchangeable for capital stock or voting securities of Buyer (the items in clauses (i), (ii) and (iii) being referred to collectively as the "Buyer Securities"). All outstanding shares of capital stock of Buyer have been, and all shares which may be issued in connection with the Merger will be, when issued, duly authorized and validly issued, fully paid and nonassessable and, except as set forth in the Buyer SEC Documents, not subject to preemptive rights.

            SECTION 4.5 SEC Documents. Buyer has filed all reports, proxy statements, registration statements, forms and other documents required to be filed with the SEC since January 1, 1997 (the "Buyer SEC Documents"). As of their respective dates, and giving effect to any amendments or supplements thereto filed prior to the date of this Agreement, (a) the Buyer SEC Documents complied in all material respects with the requirements of the Securities Act or the Exchange Act, as the case may be, and the applicable rules and regulations of the SEC promulgated thereunder and (b) none of the Buyer SEC Documents (except as to the financial statements contained therein, which are dealt with in Section 4.6 hereof) contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary in order to make the state-ments therein, in light of the circumstances under which they were made, not misleading.

            SECTION 4.6 Financial Statements. The financial statements of Buyer (including, in each case, any notes and schedules thereto) included in the Buyer SEC Documents (a) comply as to form in all material respects with all applicable accounting requirements and the rules and regulations of the SEC with respect thereto, (b) are in conformity with GAAP, applied on a consistent basis (except in the case of unaudited statements, as permitted by the rules and regulations of the SEC) during the periods involved (except as may be indicated in the related notes and schedules thereto) and (c) fairly present, in all material respects, the consolidated financial position of Buyer and its consolidated Subsidiaries as of the dates thereof and the consolidated results of their operations and cash flows for the periods then ended (subject, in the case of unaudited statements, to normal year-end audit adjustments).

            SECTION 4.7 Information Supplied. None of the information supplied or to be supplied by Buyer specifically for inclusion or incorporation by reference in (i) the Form S-4 will, at the time the Form S-4 becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading or (ii) the Company Proxy Statement will, at the date it is first mailed to the Company's stockholders or at the time of the Company Stockholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Form S-4 will comply as to form in all material respects with the requirements of the Securities Act and the rules and regulations thereunder. No representation or warranty is made by Buyer with respect to statements made or incorporated by reference therein based on information supplied by the Company specifically for inclusion or incorporation by reference in the Form S-4.

            SECTION 4.8 Litigation. Except as set forth in the Buyer SEC Documents filed by Buyer and publicly available prior to the date of this Agreement, as of the date of this Agreement, there is no action, suit or proceeding pending against, or to the knowledge of Buyer threatened against, Buyer or any Subsidiary of Buyer or any of their respective properties before any court or arbitrator or any Governmental Entity which, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect, nor is there any judgment, decree, injunction, rule or order of any Governmental Entity or arbitrator outstanding against Buyer or any of its Subsidiaries having, or which, insofar as reasonably can be foreseen, in the future would have, any such effect.

            SECTION 4.9 Tax Matters. Neither Buyer nor any of its Subsidiaries has taken any action or knows of any fact, agreement, plan or other circumstance that is reasonably likely to prevent the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code.

            SECTION 4.10 Compliance with Laws. Except as set forth in the Buyer SEC Documents filed by Buyer and publicly available prior to the date hereof, as of the date of this Agreement, the Buyer and its Subsidiaries are in compliance with all applicable laws, ordinances, judgments, decrees, rules and regulations of any federal, state, local or foreign governmental authority applicable to their respective businesses and operations, except for such violations, if any, which, in the aggregate, would not reasonably be expected to have a Material Adverse Effect. Except as set forth in the Buyer SEC Documents filed by Buyer and publicly available prior to the date hereof, as of the date hereof, all Permits required to conduct the business of the Buyer and its Subsidiaries and for them to own, lease or operate their assets have been obtained, are in full force and effect and are being complied with except for such violations and failures to have Permits in full force and effect, if any, which, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect.

            SECTION 4.11 Share Ownership. Neither Buyer nor any Subsidiary or controlled affiliate of Buyer beneficially owns or will acquire any shares of Company Common Stock other than shares that they may be deemed to beneficially own pursuant to the Stockholders

Agreement. As of the time immediately prior to the execution of this Agreement, none of such entities is an "interested shareholder" for purposes of Section
607.0902 of the FBCA.

            SECTION 4.12 Ownership of Newco; No Prior Activities; Assets of
Newco.

            (a) Newco was formed solely for the purpose of the Merger and engaging in the transactions contemplated hereby.

            (b) As of the date hereof and the Effective Time, the capital stock of Newco is and will be directly owned 100% by Buyer. Further, there are not as of the date hereof and there will not be at the Effective Time any outstanding or authorized options, warrants, calls, rights, commitments or any other agreements of any character which Newco is a party to, or may be bound by, requiring it to issue, transfer, sell, purchase, redeem or acquire any shares of capital stock or any securities or rights convertible into, exchangeable for, or evidencing the right to subscribe for or acquire, any shares of capital stock of Newco.

            (c) As of the date hereof and the Effective Time, except for obligations or liabilities incurred in connection with its incorporation or organization and the transactions contemplated hereby and activities, agreements or arrangements in connection with the transactions contemplated hereby, Newco has not and will not have (i) incurred, directly or indirectly through any of its Subsidiaries or affiliates, any obligations or liabilities, (ii) engaged in any business or activities of any type or kind whatsoever or (iii) entered into any agreements or arrangements with any Person.

            SECTION 4.13 Finders' Fees. Except for Credit Suisse First Boston Corporation, there is no investment banker, broker, finder or other intermediary which has been retained by, or is authorized to act on behalf of, the Buyer or any Subsidiary of the Buyer that would be entitled to any fee or commission from the Buyer, any affiliate of the Buyer, the Company or any Subsidiary of the Company upon consummation of the transactions contemplated by this Agreement.

                                    ARTICLE V

                            COVENANTS OF THE PARTIES

            SECTION 5.1 Conduct of the Business of the Company. During the period from the date of this Agreement and continuing until the Effective Time, the Company agrees as to itself and its Subsidiaries that (except as expressly contemplated or permitted by this Agreement or as set forth in Schedule 5.1 of the Company Disclosure Schedule or to the extent that Buyer shall otherwise consent in writing), the Company and its Subsidiaries shall carry on their respective businesses in the usual, regular and ordinary course consistent with past practice and shall use their reasonable best efforts to preserve intact their present lines of business, maintain their rights and franchises and preserve intact their relationships with customers, suppliers and others having business dealings with them and keep available the services of their present officers and employees, in each case to the end that their ongoing businesses shall not be impaired in any material respect at the Effective Time. At any time, the Company shall have the right to adopt a Shareholder Rights Plan and to issue and redeem rights thereunder (provided that the redemption price is not greater than $.01) and amend such Plan; provided that such Plan shall expressly provide that for all purposes thereunder Buyer and its affiliates and associates shall be excluded from the definition of an "Acquiring Person", or any similar definition, and the Merger or, assuming compliance with Section 4.11 of this Agreement, any other acquisition of beneficial ownership of Company capital stock, will not trigger or result in the exercisability or any change in the exercisability of the rights. Without limiting the generality of the foregoing, during the period from the date of this Agreement and continuing until the Effective Time, except as expressly contemplated or permitted by this Agreement or as set forth in Schedule 5.1 of the Company Disclosure Schedule or to the extent that Buyer shall otherwise consent in writing, the Company agrees as to itself and its Subsidiaries as follows:

            (a) Dividends; Changes in Share Capital. The Company shall not, and shall not permit any of its Subsidiaries to, (i) declare, set aside or pay any dividend or other distribution with respect to any of its capital stock, (ii) split, combine or reclassify any of its capital stock or issue any other securities in respect of, in lieu of or in substitution for, shares of its capital stock, except for any such transaction by a wholly-owned Subsidiary of the Company which remains a wholly-owned Subsidiary after consummation of such transaction, or (iii) repurchase, redeem or otherwise acquire any shares of its capital stock or any securities convertible into or exercisable for any shares of its capital stock, except for any such transaction by a wholly-owned Subsidiary of the Company which remains a wholly-owned Subsidiary after consummation of such transaction.

            (b) Issuance of Securities. The Company shall not, and shall not permit any of its Subsidiaries to, issue, deliver or sell any shares of its capital stock of any class, any bonds, debentures, notes or other indebtedness of the Company having the right to vote on any matters on which shareholders may vote ("Company Voting Debt") or any securities convertible into or exercisable for, or any rights, warrants or options to acquire, any such shares of capital stock or Company Voting Debt, other than (i) the issuance of Common Stock upon the exercise of Options outstanding on the date of this Agreement or granted hereafter to the extent permitted hereunder, (ii) the issuance of Options in the ordinary course of business consistent with past practice to employees (other than executive officers) in an aggregate amount covering not more than 100,000 shares of Company Common Stock so long as such grants are consistent with past practice including for new hires or (iii) issuances by a wholly-owned Subsidiary of the Company of capital stock to such Subsidiary's parent or another wholly-owned Subsidiary of the Company.

            (c) Governing Documents; Securities. The Company shall not, and shall not permit any of its Subsidiaries to, amend (i) their respective certificates of incorporation, by-laws or other governing documents or (ii) any material term of any outstanding security issued by the Company or any Subsidiary of the Company.

            (d) No Acquisitions. The Company shall not, and shall not permit any of its Subsidiaries to, acquire (or agree to acquire or take any steps to facilitate the acquisition of) by merging or consolidating with, or by purchasing a substantial equity interest in or, outside of the ordinary course of business, a substantial portion of the assets of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof or otherwise acquire or agree to acquire any such assets, stock or operations of another company.

            (e) No Liens. The Company shall not, and shall not permit any of its Subsidiaries to, create, assume or otherwise incur any Lien or restriction on transfer of any nature whatsoever on any asset, except for defects in title, easements, restrictive covenants, taxes which are not yet due and payable, mechanics', carriers', workers', materialmen's and similar Liens, and similar encumbrances or impediments that, in the aggregate, do not and will not materially interfere with the use of the properties or assets subject thereto or affected thereby or otherwise materially impair business operations at such properties.

            (f) No Relinquishment of Rights. The Company shall not, and shall not permit any of its Subsidiaries to, (i) relinquish, waive or release any material contractual or other right or claim, (ii) settle any material action, suit, claim, investigation or other proceeding or (iii) knowingly dispose of or permit to lapse any rights in any material Intellectual Property or knowingly disclose to any Person not an employee of the Company or any Subsidiary of the Company or otherwise knowingly dispose of any material trade secret, process or knowhow not a matter of public knowledge prior to the date of this Agreement, except pursuant to judicial order or process.

            (g) Investments. The Company shall not, and shall not permit any of its Subsidiaries to make any loans, advances or capital contributions to, or investments in, any other Person (other than pursuant to any contract or other legal obligation of the Company or any of its Subsidiaries existing at the date of this Agreement which are set forth in Schedule 5.1(g) of the Company Disclosure Schedule or in the ordinary course of business consistent with past practice).

            (h) Indebtedness. Except for increases to the borrowing limit under the Credit Agreement to an aggregate amount not to exceed $50,000,000, the Company shall not, and shall not permit any of its Subsidiaries to, create, incur or assume any indebtedness for borrowed money, issuances of debt securities, guarantees, loans or advances, except in the ordinary course of business consistent with past practice.

            (i) Compensation; Severance. Other than as set forth in Schedules 3.11(a), 5.1(c) or 5.1(i) of the Company Disclosure Schedule or pursuant to obligations or permitted by this Agreement to be entered into thereafter, the Company shall not, and shall not permit any of its Subsidiaries to (A) pay or commit to pay any severance or termination pay to any director, executive officer or employee of the Company or any Subsidiary of the Company (other than severance or termination pay (i) required pursuant to the terms of an employee benefit plan, program, policy, agreement or arrangement listed on Schedule 3.11(a) or 5.1(i) of the Company Disclosure Schedule or applicable law or (ii) in an aggregate amount not to exceed $100,000 in the case of payments to directors and vice presidents and other non-executive officers of the Company),
(B) enter into any employment, deferred compensation, consulting, severance or other similar agreement (or any amendment to any such existing agreement (including further amending the amendments entered into in connection with this transaction with certain employees which are to become effective upon and subject to the occurrence of the Effective Time)) with any director or executive officer of the Company or any Subsidiary of the Company, (C) increase or commit to increase any employee benefits payable to any director, executive officer or employee of the Company or any Subsidiary of the Company, including wages, salaries, compensation, pension, severance, termination pay or other benefits or payments or any acceleration of any vesting schedule associated with any such compensation (except in the case of employees other than executive officers and directors in the ordinary course of business consistent with past practice); provided, however, that in no event shall the Company make any increase in the wage rates or benefits payable to employees at any of the Company's call centers or change the terms of any general employee incentive compensation related to call volume or any other performance factor; provided further that, the Company may increase wage rates to call center employees (x) to the extent (and only to the extent) that the full cost of any such increase is passed along to a customer or customers pursuant to the applicable service agreement and (y) in addition to increases permitted pursuant to clause (x) above, in an aggregate amount not to exceed $350,000 on an annualized basis, (D) adopt or make any commitment to adopt any additional employee benefit plan, or (E) make any contribution (other than (i) regularly scheduled contributions and (ii) contributions required pursuant to the terms thereof) to, or amend or terminate or make any commitment to amend or terminate, any Company Plan.

            (j) Accounting Methods; Income Tax Elections. The Company shall not, and shall not permit any of its Subsidiaries to, (i) change its methods of accounting or accounting practice or principles as in effect at December 31, 1998, except for any such change as required by reason of a change in GAAP, (ii) make or rescind any Tax election, or (iii) make any change to its method of reporting income, deductions or other Tax items for Tax purposes; provided that, in the case of matters described in clauses (ii) and (iii) above, Buyer shall not unreasonably withhold its consent.

            (k) Certain Agreements. The Company shall not, and shall not permit any of its Subsidiaries to, enter into any agreements or arrangements that limit or otherwise restrict the Company or any of its Subsidiaries or any of their respective affiliates or successors, or that could, after the Effective Time, limit or restrict Buyer or any of its affiliates (including the Surviving Corporation) or successors, from engaging or competing in any line of business or in any geographic area.

            (l) Corporate Structure. The Company shall not, and shall not permit any of its Subsidiaries to, alter (through merger, liquidation, reorganization, restructuring or any other fashion) the corporate structure or ownership of the Company or any Subsidiary, except for changes in the corporate structure or ownership of the Company's Subsidiaries which do not adversely affect the Company and its Subsidiaries taken as a whole.

            (m) Capital Expenditures. The Company shall not, and shall not permit any Subsidiary to, make or agree to make any new capital expenditures in excess of the amounts by category and limitations by category set forth on
Schedule 5.1(m) of the Company Disclosure Schedule.

            (n) Without the prior consent of Buyer which consent shall not be unreasonably withheld, the Company shall not, and shall not permit any of its Subsidiaries to, (i) enter into a material amendment to any of the services agreements with any of the clients set forth on Schedule 5.1(n) of the Company Disclosure Schedule or (ii) enter into a new services agreement or an amendment to an existing services agreement if such new agreement or amendment contains a "most favored nations" provision as to pricing or any other material term thereof.

            (o) The Company shall not, and shall not permit any of its Subsidiaries to, agree, propose, authorize or enter into any commitment to take any action described in the foregoing subsections (a) - (n) of this Section 5.1, except as otherwise permitted by this Agreement.

            SECTION 5.2 Advice of Changes. The Company and Buyer shall promptly advise the other party orally and in writing to the extent it has knowledge of
(i) any representation or warranty made by it (and, in the case of Buyer, made by Newco) contained in this Agreement becoming untrue or inaccurate such that the condition set forth in Section 6.2(b) or Section 6.3(b), respectively, would not be satisfied, (ii) the failure by it (and, in the case of the Buyer, by Newco) to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it under this Agreement and (iii) any change or event causing, or which is reasonably likely to cause, any of the conditions set forth in Article VI not to be satisfied; provided, however, that no such notification shall affect the representations, warranties, covenants or agreements of the parties (or remedies with respect thereto) or the conditions to the obligations of the parties under this Agreement.

            SECTION 5.3 Letters of the Company's Accountants. The Company shall use reasonable efforts to cause to be delivered to Buyer two letters from the Company's independent public accountants, one dated a date within two business days before the date on which the Form S-4 shall become effective and one dated a date within two business days before the Closing Date, each addressed to Buyer, in scope and form reasonably satisfactory to Buyer and customary in scope and form for comfort letters delivered by independent public accountants in connection with registration statements similar to the Form S-4.

            SECTION 5.4 Letters of Buyer's Accountants. Buyer shall use reasonable efforts to cause to be delivered to the Company two letters from Buyer's independent accountants, one dated a date within two business days before the date on which the Form S-4 shall become effective and one date a date within two business days before the Closing Date, each addressed to the Company, in scope and form reasonably satisfactory to the Company and customary in scope and form for comfort letters delivered by independent public accountants in connection with registration statements similar to the Form S-4.

            SECTION 5.5 Shareholders' Meeting; Proxy Material. (a) As soon as practicable following the date of this Agreement, Buyer and the Company shall prepare and the Company shall file with the SEC the Company Proxy Statement and Buyer and the Company shall prepare and Buyer shall file with the SEC the Form S-4, in which the Company Proxy Statement will be included as a prospectus. Each of the Company and Buyer shall use all reasonable efforts to have the Form S-4 declared effective under the Securities Act as promptly as practicable after such filing. The Company will use all reasonable efforts to cause the Company Proxy Statement to be mailed to the Company's stockholders as promptly as practicable after the Form S-4 is declared effective under the Securities Act. Buyer shall also take any action (other than qualifying to do business in any jurisdiction in which it is not now so qualified or to file a general consent to service of process) required to be taken under any applicable state securities laws in connection with the issuance of Buyer Common Stock in the Merger and the Company shall furnish all information concerning the Company and the holders of capital stock of the Company as may be reasonably requested in connection with any such action and the preparation, filing and distribution of the Company Proxy Statement. No filing of, or amendment or supplement to, or correspondence to the SEC or its staff with respect to, the Form S-4 will be made by Buyer, or the Company Proxy Statement will be made by the Company, without providing the other party a reasonable opportunity to review and comment thereon. Buyer will advise the Company, promptly after it receives notice thereof, of the time when the Form S-4 has become effective or any supplement or amendment has been filed, the issuance of any stop order, the suspension of the qualification of the Buyer Common Stock issuable in connection with the Merger for offering or sale in any jurisdiction, or any request by the SEC for amendment of the Form S-4 or comments thereon and responses thereto or requests by the SEC for additional information. The Company will advise Buyer, promptly after it receives notice thereof, of any request by the SEC for the amendment of the Company Proxy Statement or comments thereon and responses thereto or requests by the SEC for additional information. If at any time prior to the Effective Time any information relating to the Company or Buyer, or any of their respective affiliates, officers or directors, should be discovered by the Company or Buyer which should be set forth in an amendment or supplement to any of the Form S-4 or the Company Proxy Statement, so that any of such documents would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the party which discovers such information shall promptly notify the other parties hereto and an appropriate amendment or supplement describing such information shall be promptly filed with the SEC and, to the extent required by law, disseminated to the stockholders of the Company. Prior to the close of business on the second business date after the date hereof, the Company shall file with the SEC a copy of this Agreement and the Stockholders Agreement as exhibits to a current report on Form 8-K (the "Company 8-K").

            (b) The Company shall establish, prior to or as soon as practicable following the date upon which the Form S-4 becomes effective, a record date (which shall be prior to or as soon as practicable following the date upon which the Form S-4 becomes effective) for, duly call, give notice of, convene and hold a meeting of its stockholders (the "Company Stockholders Meeting") for the purpose of considering and taking action upon this Agreement and the Plan of Merger and (with the consent of Buyer) such other matters as may in the reasonable judgment of the Company be appropriate for consideration at the Company Stockholders Meeting. Once the Company Stockholders Meeting has been called and noticed, the Company shall not postpone or adjourn the Company Stockholders Meeting (other than (i) for the absence of a quorum or (ii) to allow reasonable additional time for the filing and mailing of any supplemental or amended disclosure which it believes in good faith is necessary under applicable law and for such supplemental or amended disclosure to be disseminated and reviewed by the Company's shareholders prior to the Company Stockholders Meeting; provided that in the event that the Company Stockholders Meeting is delayed to a date after the Termination Date (as defined in Section 7.1(b)), then the Termination Date shall be extended to the fifth business day after such date) without the consent of the Buyer. The Board of Directors of the Company shall declare that this Agreement and the Plan of Merger are advisable and recommend approval of the Plan of Merger and this Agreement by the Company's stockholders, and shall include in the Form S-4 and the Company Proxy Statement a copy of such recommendation; provided that the Board of Directors of the Company may withdraw, modify or change such recommendation if but only if (i) it believes in good faith, based on such matters as it deems relevant, including the advice of the Company's financial advisors that a Superior Proposal (as defined in Section 5.7(b) hereof) has been made and (ii) it has determined in good faith, after consultation with outside counsel that the withdrawal, modification or change of such recommendation is, in the good faith judgment of the Board of Directors, required by the Board to comply with its fiduciary duties imposed by the FBCA. Notwithstanding the foregoing, the Board of Directors of the Company shall submit this Agreement and the Plan of Merger for approval to the Company's stock holders whether or not the Board of Directors of the Company determines after the date hereof that this Agreement and the Plan of Merger are no longer advisable and recommends that the stockholders of the Company reject it. Unless the Board of Directors of the Company has withdrawn its recommendation of this Agreement and the Plan of Merger in compliance with this Section 5.5(b), the Company shall use its reasonable best efforts to solicit from stockholders of the Company proxies in favor of the Merger and shall take all other actions necessary or advisable to secure the vote or consent of stockholders required by the FBCA to effect the Merger.

            SECTION 5.6 Access to Information. Upon reasonable advance notice, between the date of this Agreement and the Closing Date, the Company shall (i) give Buyer, its respective counsel, financial advisors, auditors and other authorized representatives (collectively, "Buyer's Representatives") reasonable access during normal business hours to the offices, properties, books and records of the Company and its Subsidiaries, (ii) furnish to Buyer's Representatives such financial and operating data and other information relating to the Company, its Subsidiaries and their respective operations (including, to the extent permitted by the Company's outside accountants, their work papers (and the Company agrees to cooperate with Buyer in obtaining such access to such work papers)) as such Persons may reasonably request and (iii) instruct the Company's employees, counsel and financial advisors to cooperate with Buyer in its investigation of the business of the Company and its Subsidiaries; provided that all requests for information, to visit offices or properties or to interview the Company's employees or agents should be directed to and coordinated with the general counsel of the Company or such person or persons as he shall designate; provided further that any information and documents received by Buyer or Buyer's Representatives (whether furnished before or after the date of this Agreement) shall be held in strict confidence in accordance with the Confidentiality Agreement dated October 5, 1999 between the Company and Buyer (the "Confidentiality Agreement"), which shall remain in full force and effect pursuant to the terms thereof as though the Confidentiality Agreement had been entered into by the parties on the date of this Agreement, notwithstanding the execution and delivery of this Agreement or the termination hereof. Notwithstanding anything to the contrary in this Agreement, neither the Company nor any of its Subsidiaries shall be required to disclose any information to Buyer or the Buyer Representatives if doing so would violate any agreement in effect on the date hereof, law, rule or regulation to which the Company or any of its Subsidiaries is a party or to which the Company or any of its Subsidiaries is subject or which in the reasonable judgment of the Company could result in a waiver of the attorney-client privilege. No review pursuant to this Section 5.6 shall have an effect for the purpose of determining the accuracy of any representation or warranty given by either party hereto to the other party hereto.

            SECTION 5.7 No Solicitation.

            (a) From the date of this Agreement until the Effective Time or, if earlier, the termination of this Agreement in accordance with its terms, the Company shall not (whether directly or indirectly through advisors, agents or other intermediaries), and the Company shall cause its and its Subsidiaries' respective officers, directors, advisors, representatives and other agents not to, directly or indirectly, (a) solicit, initiate or encourage, or take any other action to facilitate, any inquiries or the making of any proposal that constitutes, or may reasonably be expected to lead to, any Acquisition Proposal or (b) participate or engage in substantive discussions or negotiations with, or disclose or provide any non-public information relating to the Company or its Subsidiaries or afford access to the properties, books or records of the Company or its Subsidiaries to, any Person (including any "person" as defined in Section 13(d)(3) of the Exchange Act) that has made an Acquisition Proposal or with or to any Person in contemplation of an Acquisition Proposal or (c) enter into any agreement or agreement in principle providing for or relating to an Acquisition Proposal; provided, however, if and only if (i) a Person has submitted an unsolicited written Acquisition Proposal (under circumstances in which the Company has complied with its obligations under this Section 5.7(a)) to the Company's Board of Directors, (ii) the Company's Board of Directors believes in good faith, based on such matters as it deems relevant, including the advice of the Company's financial advisor, that such Acquisition Proposal is a Superior Proposal and (iii) the Company's Board of Directors determines (which determination shall, to the extent applicable, be consistent with the advice of counsel) in good faith, based on such matters as it deems relevant, including consultation with the Company's outside legal counsel, that engaging in such negotiations or discussions or providing such information is required to satisfy the fiduciary duties of the Board of Directors of the Company under the FBCA, then the Company may during the Applicable Period, but not thereafter, furnish information with respect to the Company and its Subsidiaries (so long as the Company has entered into a customary confidentiality agreement with such party) and participate in negotiations and discussions regarding such Acquisition Proposal; provided further that, during (and only during) the Applicable Period (as defined below) and after the third business day following Buyer's receipt of written notice advising Buyer that the Company's Board of Directors is prepared to accept such Superior Proposal, which notice specifies the material terms and conditions of such Superior Proposal and identifies the Person making such Superior Proposal, the Board of Directors of the Company may, in response to a Superior Proposal which was not solicited by the Company and which did not other wise result from a breach of this Section 5.7(a), terminate this Agreement, if the Board of Directors of the Company determines in good faith, based on such matters as it deems relevant, including consultation with the Company's outside legal counsel that it is required to do so in order to comply with its fiduciary duties to the Company's stockholders under the FBCA, and, concurrently with such termination, causes the Company to pay the fee payable pursuant to Section 7.3(a) hereof by reason thereof. Nothing contained in this Agreement shall prohibit the Company or the Company's Board of Directors from taking and disclosing to the Company's shareholders a position with respect to a tender or exchange offer by a third party pursuant to Rules 14d-9 and 14e-2(a) promulgated under the Exchange Act or from making any disclosure required by applicable law. The Company shall immediately cease and cause to be terminated and shall cause its Affiliates and Subsidiaries and its or their respective officers, directors, employees, representatives or agents, to terminate all existing discussions or negotiations with any Persons conducted heretofore with respect to, or that could reasonably be expected to lead to, an Acquisition Proposal. Nothing contained herein shall prohibit the Company from making any disclosure that it believes in good faith, after receipt of advice of outside counsel, is required under the securities laws.

            (b) For purposes of this Agreement, "Acquisition Proposal" shall mean any inquiry, proposal or offer from any person (other than Buyer, Newco or any of their Affiliates) relating to any merger, consolidation, recapitalization, liquidation or other direct or indirect business combination, involving the Company or any Subsidiary or the issuance or acquisition of shares of capital stock or other equity securities of the Company or any Subsidiary representing 15% or more (by voting power) of the outstanding capital stock of the Company or such Subsidiary or any tender or exchange offer that if consummated would result in any Person, together with all Affiliates thereof, beneficially owning shares of capital stock or other equity securities of the Company or any Subsidiary representing 15% or more (by voting power) of the outstanding capital stock of the Company or such Subsidiary, or the acquisition, license, purchase or other disposition of a substantial portion of the technology, business or assets of the Company or any Subsidiary outside the ordinary course of business or inconsistent with past practice and the term "Superior Proposal" means any bona fide Acquisition Proposal to effect a merger, consolidation or sale of all or substantially all of the assets or capital stock of the Company which is on terms that the Board of Directors of the Company determines in its good faith judgment (after receipt of the advice of a financial advisor of nationally recognized reputation) provides for consideration which would exceed the value of the consideration provided for in the Merger, after taking into account all relevant factors, including any conditions to such Acquisition Proposal, the timing of the closing thereof, the risk of nonconsummation, the ability of the Person making the Acquisition Proposal to finance the transaction contemplated thereby and any required governmental or other consents, filings and approvals. For purposes of this Agreement, "Applicable Period" shall mean a period of 45 consecutive days commencing on the day on which the Company files the Company 8-K.

            (c) In addition to the other obligations of the Company set forth in this Section 5.7, the Company shall immediately advise Buyer orally and in writing of any request for information with respect to any Acquisition
Proposal, or any inquiry with respect to or which could result in an Acquisition Proposal, the material terms and conditions of such request, Acquisition Proposal or inquiry, and the identity of the person making the same. The Company shall inform Buyer on a prompt and current basis of the status and content of any discussions regarding any Acquisition Proposal with a third party and as promptly as practicable of any change in the price, structure or form of the consideration or material terms of and conditions regarding the Acquisition Proposal or of any other developments or circumstances which would reasonably be expected to culminate in the taking of any of the actions referred to in Section 5.7(a) hereof.

            SECTION 5.8 Director and Officer Liability.

            (a) Buyer, Newco and the Company agree that all rights to indemnification and all limitations on liability existing in favor of any Indemnitee (as defined below) as provided in the Company's Amended and Restated Articles of Incorporation, the Company's By-laws or an agreement between an Indemnitee and the Company or a Subsidiary of the Company as in effect as of the date hereof and listed in Schedule 5.8 to the Company Disclosure Schedule shall survive the Merger and continue in full force and effect. To the extent permitted by the FBCA, advancement of expenses pursuant to this Section 5.8 shall be mandatory rather than permissive and the Surviving Corporation shall advance Costs (as defined in Section 5.8 hereof) in connection with such indemnification.

            (b) In addition to the other rights provided for in this Section 5.8 and not in limitation thereof, for four years after the Effective Time, Buyer shall, and shall cause the Surviving Corporation to, to the fullest extent permitted by law, (i) indemnify and hold harmless the individuals who on or prior to the Effective Time were officers, directors, employees or fiduciaries of any of the Company, its Subsidiaries and its benefit plans (in all of their capacities) (the "Indemnitees") against all losses, expenses (including, without limitation, attorneys' fees and the cost of any investigation or preparation incurred in connection thereof), claims, damages, liabilities, judgments, or amounts paid in settlement (collectively, "Costs") incurred by them in respect to any threatened, pending or contemplated claim, action, suit or proceeding, whether criminal, civil, administrative or investigative arising out of acts or omissions occurring on or prior to the Effective Time (including, without limitation, in respect of acts or omissions in connection with this Agreement and the transactions contemplated hereby) (an "Indemnifiable Claim") and (ii) advance to such Indemnitees all Costs incurred in connection with any Indemnifiable Claim; provided that, no indemnification shall be available to any person who is found by a court in a final judgment (from which no appeal can be or is taken) to be guilty of a felony and any such person shall be required to reimburse the Buyer or Surviving Corporation for all Costs previously advanced to such person pursuant to the fore-going plus interest on such amount at the "United States Rate" (as hereafter defined). In the event any Indemnifiable Claim is asserted or made within such four year period, all rights to indemnification and advancement of costs in respect of any such Indemnifiable Claim shall continue until such Indemnifiable Claim is disposed of or all judgments, orders, decrees or other rulings in connection with such Indemnifiable Claim are fully satisfied. As used herein, the "United States Rate" shall mean the federal interest rate applicable to overpayments or refunds under Internal Revenue Code Section 6621(a)(1) applicable to persons or entities other than a corporation.

            (c) Buyer shall, and shall cause the Surviving Corporation to, expressly assume and honor in accordance with their terms all indemnity agreements listed in Schedule 5.8 of the Company Disclosure Schedule. For four years after the Effective Time, Buyer will, and will cause the Surviving Corporation to, provide officers' and directors' liability insurance in respect of acts or omissions occurring prior to the Effective Time covering each such Person currently covered by the Company's officers' and directors' liability insurance policy on terms with respect to coverage and amount no less favorable than those of such policy in effect on the date hereof; provided, however, that in no event shall Buyer or Surviving Corporation be required to expend more than an amount per year equal to 150% of current annual premiums paid by the Company for such insurance (the "Maximum Amount") to maintain or procure insurance coverage pursuant hereto; provided, further, that if the amount of the annual premiums necessary to maintain or procure such insurance coverage exceeds the Maximum Amount, Buyer and Surviving Corporation shall procure and maintain for such four-year period, the most advantageous policies of directors' and officers' insurance obtainable for an annual premium equal to the Maximum Amount. In the event that any Indemnitee is entitled to coverage under an officers' and directors' liability insurance policy pursuant to this Section 5.8(c) and such policy has lapsed, terminated, been repudiated or is otherwise in breach or default, in any such case as a result of Buyer's failure to maintain and fulfill its obligations pursuant to such policy as provided in this
Section 5.8(c); Buyer shall, and shall cause the Surviving Corporation to pay to the Indemnitee such amounts and provide any other coverage or benefits as the Indemnitee shall have received pursuant to such policy. Buyer agrees that, should the Surviving Corporation fail to comply with the obligations of this Section 5.8, Buyer shall be responsible therefor.

            (d) Notwithstanding any other provisions hereof, the obligations of the Company, the Surviving Corporation and Buyer contained in this Section 5.8 shall be binding upon the successors and assigns of Buyer and the Surviving Corporation. In the event the Company or the Surviving Corporation or any of their respective successors or assigns (i) consolidates with or merges into any other Person or (ii) transfers all or substantially all of its properties or assets to any Person, then, and in each case, proper provision shall be made so that successors and assigns of the Company or the Surviving Corporation, as the case may be, honor the indemnification obligations set forth in this Section 5.8.

            (e) The obligations of the Company, the Surviving Corporation, and Buyer under this Section 5.8 shall not be terminated or modified in such a manner as to adversely affect any Indemnitee to whom this Section 5.8 applies without the consent of such affected Indemnitee (it being expressly agreed that the Indemnitees to whom this Section 5.8 applies shall be third party beneficiaries of this Section 5.8).

            (f) Buyer shall, and shall cause the Surviving Corporation to, advance all Costs to any Indemnitee incurred by enforcing the indemnity or other obligations provided for in this Section 5.8; provided that Buyer may require any such advance to be subject to the receipt of an undertaking from such Indemnitee to repay such costs plus interest on such amount at the United States Rate to the extent that a court determines that such Indemnitee is entitled to such indemnification.

            SECTION 5.9 Reasonable Best Efforts. Upon the terms and subject to the conditions of this Agreement, each party hereto shall use its reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the Merger and the other transactions contemplated by this Agreement and the Stockholders Agreement.

            SECTION 5.10 Certain Filings. The Company and Buyer shall cooperate with one another (i) in connection with the preparation of the Form S-4 and the Company Proxy Statement, (ii) in determining whether any action by or in respect of, or filing with, any Governmental Entity is required, or any actions, consents, approvals or waivers are required to be obtained from parties to any material contracts, in connection with the consummation of the transactions contemplated by this Agreement and (iii) in seeking any such actions, consents, approvals or waivers or making any such filings, furnishing information required in connection therewith or with the Form S-4 and the Company Proxy Statement and seeking timely to obtain any such actions, consents, approvals or waivers.

            SECTION 5.11 Public Announcements. Neither the Company, Buyer nor any of their respective affiliates shall issue or cause the publication of any press release or other public announcement with respect to the Merger, this Agreement, the Stockholders Agreement or the other transactions contemplated hereby and thereby without the prior consultation with, and concurrence of, the other party, except as may, in a party's good faith judgment, be required by law or by any listing agreement with, or the policies of, a national securities exchange.

            SECTION 5.12 Further Assurances. At and after the Effective Time, the officers and directors of the Surviving Corporation will be authorized to execute and deliver, in the name and on behalf of the Company or Newco, any deeds, bills of sale, assignments or assurances and to take and do, in the name and on behalf of the Company or Newco, any other actions to vest, perfect or confirm of record or otherwise in the Surviving Corporation any and all right, title and interest in, to and under any of the rights, properties or assets of the Company acquired or to be acquired by the Surviving Corporation, as a result of, or in connection with, the Merger.

            SECTION 5.13 Employee Matters.

            (a) Buyer agrees that individuals who are employed by the Company and its Subsidiaries as of the Closing shall be continued as employees of the Surviving Corporation immediately following the date of the Closing

("Continuing Employees"). For a period of one year immediately following the date of the Closing, Buyer agrees to cause the Surviving Corporation and its Subsidiaries to provide to all Continuing Employees coverage by benefit plans or arrangements that are, in the aggregate, substantially similar to either (i) those provided to the employees immediately prior to the date of the Closing or
(ii) those provided to Buyer's similarly situated employees; provided, however, that nothing herein shall interfere with the Surviving Corporation's or any Subsidiary's right to make such changes as are necessary to conform with applicable law or to terminate the employment of any employee of the Surviving Corporation or of any Subsidiary.

            (b) Buyer shall, and shall cause its Subsidiaries to, honor in accordance with their terms all agreements, contracts, arrangements, commitments and understandings described in Schedule 3.11(a) of the Company Disclosure Schedule.

            (c) Except with respect to accruals under any defined benefit pension plans, Buyer will, or will cause the Surviving Corporation and its Subsidiaries to, give Continuing Employees full credit for purposes of eligibility, vesting and determination of the level of benefits under any employee benefit plans or arrangements maintained by Buyer, the Surviving Corporation or any Subsidiary of Buyer or the Surviving Corporation for such Continuing Employees' service with the Company or any Subsidiary of the Company to the same extent recognized by the Company immediately prior to the Effective Time. Buyer will, or will cause the Surviving Corporation and its Subsidiaries to, (i) waive all limitations as to preexisting conditions, exclusions and waiting periods with respect to participation and coverage requirements applicable to the Continuing Employees under any welfare plan that such employees may be eligible to participate in after the Effective Time, other than limitations or waiting periods that are already in effect with respect to such employees and that have not been satisfied as of the Effective Time under any welfare plan maintained for the Continuing Employees immediately prior to the Effective Time, and (ii) provide each Continuing Employee with credit for any co-payments and deductibles paid prior to the Effective Time in satisfying any applicable deductible or out-of-pocket requirements under any welfare plans that such employees are eligible to participate in after the Effective Time to the same extent as if those deductibles or co-payments had been paid under the welfare plans for which such employees are eligible after the Effective Time.

            (d) Buyer acknowledges that for purposes of all the Company Plans listed in Schedule 5.13(d) of the Company Disclosure Schedule, the consummation of the Merger as contemplated by this Agreement will constitute a "Change in Control" of the Company (as such term is defined in such plans, agreements and arrangements). The Buyer agrees (i) to cause the Surviving Corporation after consummation of the Merger contemplated by this Agreement to pay all amounts provided under such plans, agreements and arrangements in accordance with their terms, and (ii) to honor and to cause the Surviving Corporation to honor, all rights, privileges and modifications to or with respect to any such plans, agreements and arrangements which became effective as a result of such Change in Control.

            SECTION 5.14 State Takeover Laws. If any "fair price," "business combination" or "control share acquisition" statute or other similar statute or regulation is or may become applicable to the Merger, this Agreement, the Stockholders Agreement or any of the other transactions contemplated hereby or thereby, the Company and Buyer shall each take such actions as are necessary so that the transactions contemplated by this Agreement and the Stockholders Agreement may be consummated as promptly as practicable on the terms contemplated hereby and thereby and otherwise act to eliminate or minimize the effects of any such statute or regulation on the Merger and the other transactions contemplated by this Agreement and the Stockholders Agreement.

            SECTION 5.15 Affiliates. The Company shall deliver to Buyer at least 30 days prior to the Closing Date, a letter identifying all persons who are, at the time of such letter, "affiliates" of Buyer for purposes of Rule 145 under the Securities Act. The Company shall use reasonable efforts to cause each such person to deliver to Buyer at least 30 days prior to the Closing Date, a written agreement substantially in the form attached as Exhibit C hereto.

            SECTION 5.16 Listing. Buyer shall use reasonable best efforts to cause the Buyer Common Stock issuable in the Merger to be approved for quotation on Nasdaq, subject to official notice of issuance, as promptly as practicable after the date hereof, and in any event prior to the Closing.

            SECTION 5.17 Litigation. Subject to the Company not having to disclose any information or documents to Buyer if the Company's Board of Directors determines that such non-disclosure is required in order to comply with its fiduciary duties under the FBCA, the Company shall consult with Buyer from time to time and shall keep Buyer informed on a current basis as to all aspects of litigation against the Company and/or its directors which may arise relating to the transactions contemplated by this Agreement and the Stockholders Agreement, subject to no party being required to waive the attorney-client privilege.

            SECTION 5.18 Tax Treatment. Each of Buyer and the Company shall use reasonable best efforts to cause the Merger to qualify as a reorganization under the provisions of Section 368 of the Code and to obtain the opinion of counsel referred to in Sections 6.2(b). Each of Buyer and the Company shall execute the officers' certificates substantially in the form attached as Exhibits D1 and D2 hereto, as of the date the Form S-4 is declared effective by the SEC and as of the Closing Date; provided, however, that the failure of the Company, Buyer or Newco to certify as to any matter in such officer certificate because of an event, or change in facts or law, in any such case outside of such parties' control, shall not constitute a breach of this covenant.

            SECTION 5.19 Stockholders Agreement Legend. The Company will inscribe upon any certificate representing Subject Shares (as defined in the Stockholders Agreement) tendered by any Stockholder (as defined in the Stockholders Agreement) in connection with any proposed transfer of any Subject Shares by such Stockholder in accordance with the terms of the Stockholders Agreement the following legend: "THE SHARES OF COMMON STOCK, PAR VALUE $0.01 PER SHARE, OF USA NETWORKS, INC., REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO A STOCKHOLDERS AGREEMENT DATED AS OF JANUARY 12, 2000, AND ARE SUBJECT TO THE TERMS THEREOF. COPIES OF SUCH AGREEMENT MAY BE OBTAINED

AT THE PRINCIPAL EXECUTIVE OFFICES OF PRECISION RESPONSE CORPORATION."; and the Company will return such certificate containing such inscription to the Stockholder within three business days following the Company's receipt thereof. Such legend may be removed after the Company's Stockholders Meeting.

                                   ARTICLE VI

                            CONDITIONS TO THE MERGER

            SECTION 6.1 Conditions to Each Party's Obligations. The respective obligations of the Company, Buyer and Newco to consummate the Merger are subject to the satisfaction or, to the extent permitted by applicable law, the waiver on or prior to the Closing Date of each of the following conditions:

            (a) this Agreement and the Plan of Merger shall have been approved by the Required Company Shareholder Vote in accordance with the FBCA;

            (b) any applicable waiting period under the HSR Act relating to the Merger shall have expired or shall have been terminated;

            (c) no judgment, order, decree, statute, law, and no material ordinance, rule or regulation shall exist or shall have been entered, enacted, promulgated, en forced or issued by any court or other Governmental Entity of competent jurisdiction (collectively, "Legal Restraints") which prohibits consummation of the Merger;

            (d) there shall not be pending or threatened in writing or by a senior official of a Governmental Entity any suit, action or proceeding by any Governmental Entity (i) seeking to prevent consummation of the Merger, (ii) seeking to prohibit or limit in any material respect ownership or operation by the Company or Buyer and their respective Subsidiaries of any material portion of the business or assets of the Company or Buyer and their respective Subsidiaries or to compel the Company or Buyer or their respective Subsidiaries to dispose or hold separate any material portion of the business or assets of the Company or Buyer and their respective Subsidiaries taken as a whole, as a result of the Merger or the other transactions contemplated by this Agreement or
(iii)
which is otherwise reasonably likely to have a Material Adverse Effect on the Company or the Buyer, as applicable;

            (e) the Form S-4 shall have become effective under the Securities Act and shall not be the subject of any stop order or proceedings seeking a stop order; and

            (f) the shares of Buyer Common Stock issuable to the Company's stockholders as contemplated by this Agreement shall have been approved for quotation on Nasdaq, subject to official notice of issuance.

            SECTION 6.2 Conditions to the Company's Obligations. The obligation of the Company to consummate the Merger shall be further subject to the satisfaction or, to the extent permitted by applicable law, the waiver of each of the following conditions:

            (a) each of Buyer and Newco shall have performed in all material respects each of its respective agreements and covenants contained in this Agreement that are required to be performed by it at or prior to the Closing Date pursuant to the terms hereof;

            (b) the representations and warranties of Buyer and Newco set forth herein shall be true and correct as of the date hereof and as of the Effective Time, with the same effect as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such date), except where the failure of such representations and warranties to be so true and correct (without giving effect to any limitation as to "materiality" or "Material Adverse Effect" or words of similar import set forth therein) does not have, and is not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Buyer;

            (c) the Company shall have received from Skadden, Arps, Slate, Meagher & Flom LLP, counsel to the Company, on the date on which the Form S-4 is declared effective by the SEC and on the Closing Date, an opinion, in each case dated as of such respective date and stating that the Merger will qualify for U.S. federal income tax purposes as a reorganization within the meaning of
Section 368(a) of the Code (the issuance of such opinion shall be conditioned upon the receipt by such tax counsel of the officers' letters of the Company, Newco and Buyer, substantially in the form attached as Exhibits D1 and D2 hereto); and

            (d) the Company shall have received a certificate signed by the chief financial officer or general counsel of Buyer, dated the Closing Date, to the effect that, to such officer's knowledge, the conditions set forth in Sections 6.2(a) and 6.2(b) hereof have been satisfied or waived.

            SECTION 6.3 Conditions to Buyer's and Newco's Obligations. The obligations of Buyer and Newco to effect the Merger shall be further subject to the satisfaction or, to the extent permitted by applicable law, the waiver of each of the following conditions:

            (a) the Company shall have performed in all material respects each of its agreements and covenants contained in this Agreement (other than that contained in Section 5.2 hereof) that are required to be performed by it at or prior to the Closing Date pursuant to the terms hereof;

            (b) the representations and warranties of the Company set forth herein shall be true and correct as of the date hereof and as of the Effective Time, with the same effect as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such date), except where the failure of such representations and warranties to be so true and correct (without giving effect to any limitation as to "materially" or "Material Adverse Effect" or words of similar import set forth therein) does not have, and is not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on the Company; and

            (c) Buyer shall have received a certificate signed by the chief executive officer of the Company, dated the Closing Date, to the effect that, to such officer's knowledge, the conditions set forth in Sections 6.3(a) and 6.3(b) hereof have been satisfied or waived.


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
                                   ARTICLE VII

                                   TERMINATION

            SECTION 7.1 Termination. Notwithstanding anything herein to the contrary, this Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, whether before or after the Company has obtained stockholder approval:

            (a) by the mutual written consent of the Company and Buyer;

            (b) by either the Company or Buyer, if the Merger has not been consummated by September 30, 2000, or such other date, if any, as the Company and Buyer shall agree upon or as is provided in Section 5.5(b) hereof (the "Termination Date"); provided that, the right to terminate this Agreement under this Section 7.1(b) shall not be available to any party whose intentional failure to fulfill any obligation under this Agreement has been the cause of, or resulted in, the failure of the Merger to have been consummated on or before such date by reason of the failure of the Company to hold the Company Stockholders Meeting;

            (c) by either the Company or Buyer, if there shall be any law or regulation that makes consummation of the Merger illegal or if any judgment, injunction, order or decree enjoining Buyer or the Company from consummating the Merger is entered and such judgment, injunction, order or decree shall become final and nonappealable;

            (d) by either Buyer or the Company, if at the Company Stockholders Meeting (including any adjournment or postponement thereof), the Required Company Shareholder Vote shall not have been obtained;

            (e) by the Company in accordance with Section 5.7(a); provided that, in order for the termination of this Agreement pursuant to this paragraph (e) to be deemed effective, the Company shall have complied with all provisions of
Section 5.7;

            (f) by Buyer, if (i) the Board of Directors of the Company shall have withdrawn or modified or amended in any respect adverse to Buyer its recommendation of this Agreement, the Plan of Merger or the Merger or shall have failed to make such favorable recommendation, (ii) the Board of Directors of the Company (or any committee thereof) shall have recommended to the shareholders of the Company any Acquisition Proposal or shall have resolved to, or publicly announced an intention to, do so or (iii) a third party acquires 30% or more of the outstanding shares of the Company Common Stock;

            (g) by Buyer, if the Company shall have breached or failed to perform in any material respect any of its representations, warranties, covenants or other agreements contained in this Agreement, which breach or failure to perform (A) would give rise to the failure of a condition set forth in Section 6.3(a) or (b), and (B) is incapable of being or has not been cured by the Company within 20 calendar days after giving written notice to the Company of such breach or failure to perform;

            (h) by the Company, if Buyer shall have breached or failed to perform in any material respect any of its representations, warranties, covenants or other agreements contained in this Agreement, which breach or failure to perform (A) would give rise to the failure of a condition set forth in Section 6.2(a) or (b), and (B) is incapable of being or has not been cured by Buyer within 20 calendar days after the giving of written notice to Buyer of such breach or failure to perform;

            (i) by Buyer, if any of the stockholders who are parties to the Stockholders Agreement shall have breached in any material respect any representation, warranty, covenant or agreement thereof and such breach has not been promptly cured after notice to any such stockholder; provided, however, that such breach shall be of the kind that denies Buyer the material benefits contemplated by the Stockholders Agreement; or

            (j) by the Company by delivering notice of its proposed termination to the Buyer (the "Termination Notice") (and in such event, the Agreement will terminate on the second business day after delivery of such Termination Notice unless prior thereto the Buyer shall have notified the Company orally and in writing that it intends to exercise its Top-up Right (as defined hereafter)) in the event that the Average Buyer Price (as defined hereafter) is less than $37.04; provided that, within one business day after receipt of the Termination Notice, the Buyer shall have the right to irrevocably agree (by giving the notice referred to above) to increase the Exchange Ratio from 0.54 to that fraction equal to the quotient obtained by dividing $20 by the Average Buyer Price (the "Top-up Right") and, upon exercise of such Top-up Right, the Termination Notice shall be deemed to be withdrawn and of no further force and effect and the Exchange Ratio shall be increased as provided pursuant to the foregoing. As used herein, the "Average Buyer Price" shall equal the volume-weighted average sales price per share, rounded up to four decimal points, of Buyer Common Stock, as reported on the Nasdaq, on the twenty consecutive trading days (the "Valuation Period") ending on the second full trading day prior to the Company Stockholders Meeting. In the event that Buyer declares a stock split, stock dividend or other reclassification or exchange with respect to the shares of Buyer Common Stock with a record or ex-dividend date occurring during the Valuation Period or for the period between the termination of the Valuation Period and the Effective Time, there will be an appropriate adjustment made to the closing sales prices during the Valuation Period for purposes of calculating the Average Buyer Price.

            The party desiring to terminate this Agreement shall give written notice of such termination to the other party.

            SECTION 7.2 Effect of Termination.

            (a) Except for any willful and material breach of this Agreement by any party hereto (which breach and liability therefor shall not be affected by the termination of this Agreement), if this Agreement is terminated pursuant to
Section 7.1 hereof, then this Agreement shall become void and of no effect with no liability on the part of any party hereto; provided that the agreements contained in Sections 7.2 and 7.3 hereof, the second proviso to the first sentence of Section 5.6 hereof and Article VIII shall survive the termination hereof.

            (b) Buyer and Newco agree that neither the Company nor its directors, officers, employees, representatives or agents shall be deemed, by reason of any person making an Acquisition Proposal or any actions taken in connection with an Acquisition Proposal not otherwise in violation of this Agreement, to have tortiously or otherwise wrongfully interfered with or caused a breach of this Agreement, or other agreements, instruments and documents executed in connection herewith, or the rights of Buyer or Newco or any of their affiliates hereunder.

            SECTION 7.3 Fees.

            (a) If this Agreement shall have been terminated pursuant to
Section 7.1(e) or 7.1(f) hereof, then the Company shall, promptly, but in no event later than one business day after the termination of this Agreement, pay the Buyer $23,000,000 in cash, as liquidated damages, which amount shall be payable in same day funds. Only one fee in the aggregate of $23,000,000 shall be payable pursuant to this Section 7.3(a).

            (b) All costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expenses; provided, however, that Buyer and the Company shall share equally all fees and expenses, other than attorneys' fees, incurred in relation to the printing, filing and mailing of the Company Proxy Statement (including any preliminary materials related thereto), the Form S-4 (including financial statements and exhibits) and any amendments or supplements thereto and all filing fees payable in connection with filings made under the HSR Act.

                                  ARTICLE VIII

                                  MISCELLANEOUS

            SECTION 8.1 Notices. All notices, requests, demands, waivers and other communications required or permitted to be given under this Agreement to any party hereunder shall be in writing and deemed given upon (a) personal delivery, (b) transmitter's confirmation of a receipt of a facsimile transmission, (c) confirmed delivery by a standard overnight carrier or when delivered by hand or (d) when mailed in the United States by certified or registered mail, postage prepaid, addressed at the following addresses (or at such other address for a party as shall be specified by notice given hereunder):

            If to Buyer, to:

                  USA Networks, Inc.
                  Carnegie Hall Tower
                  152 West 57th Street
                  42nd Floor
                  New York, New York 10019
                  Fax:  (212) 314-7329
                  Attention: General Counsel

                  with a copy to:

                  Covington & Burling
                  1330 Avenue of the Americas
                  New York, New York  10019
                  Fax:  (212) 841-1010
                  Attention:  Stephen A. Infante, Esq.

            If to the Company, to:

                  Precision Response Corporation
                  1505 NW 167th Street
                  Miami, Florida 33169
                  Fax: (305) 816-4742
                  Attention: General Counsel

            with a copy to:

                  Skadden, Arps, Slate, Meagher & Flom LLP
                  919 Third Avenue
                  New York, New York 10022-9931
                  Fax:  (212) 735-2000
                  Attention:  Lou R. Kling, Esq.

            and:

                  Bilzin Sumberg Dunn Price & Axelrod LLP
                  2500 First Union Financial Center
                  200 South Biscayne Boulevard
                  Miami, Florida 33131
                  Fax:  (305) 374-7593
                  Attention:  Alan D. Axelrod, Esq.

            SECTION 8.2 Survival of Representations and Warranties. The representations and warranties contained herein and in any certificate or other writing delivered pursuant hereto shall not survive the Effective Time. All other covenants and agreements contained herein which by their terms are to be performed in whole or in part, or which prohibit actions, subsequent to the Effective Time, shall survive the Merger in accordance with their terms.

            SECTION 8.3 Interpretation. References in this Agreement to "reasonable best efforts" shall not require a Person obligated to use its reasonable best efforts to obtain any consent of a third party to incur material out-of-pocket expenses or indebtedness or, except as expressly provided herein, to institute litigation. References herein to the "knowledge of the Company" shall mean the knowledge of the executive officers (as such term is defined in Rule 3b-7 promulgated under the Exchange Act) of the Company after reasonable inquiry. For purposes of this Agreement, the term "affiliate" shall have the meaning set forth in Rule 12b-2 of the Exchange Act. Whenever the words "include," "includes" or "including" are used in this Agreement they shall be deemed to be followed by the words "without limitation." The phrase "made available" when used in this Agreement shall mean that the information referred to has been made available if requested by the party to whom such information is to be made available.

            The article and section headings contained in this Agreement are solely for the purpose of reference, are not part of the agreement of the parties hereto and shall not in any way affect the meaning or interpretation of this Agreement. Any matter disclosed pursuant to any Schedule of the Company Disclosure Schedule or the Buyer Disclosure Schedule shall not be deemed to be an admission or representation as to the materiality of the item so disclosed. Any matter disclosed in one section of the Company Disclosure Schedule or the Buyer Disclosure Schedule shall be deemed disclosed with respect to another section only if such disclosure is made in such a way as to make its relevance with respect to such other section readily apparent.


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            SECTION 8.4 Amendments, Modification and Waiver.

            (a) Except as may otherwise be provided herein, any provision of this Agreement may be amended, modified or waived by the parties hereto, by action taken by or authorized by their respective Board of Directors, prior to the Effective Time if, and only if, such amendment or waiver is in writing and signed, in the case of an amendment, by the Company, Buyer and Newco or, in the case of a waiver, by the party against whom the waiver is to be effective; provided that after the approval of the Plan of Merger by the shareholders of the Company, no such amendment shall be made except as allowed under applicable law.

            (b) No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by law.

            SECTION 8.5 Successors and Assigns. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns; provided that no party may assign, delegate or otherwise transfer any of its rights or obligations under this Agreement without the consent of the other parties hereto.

            SECTION 8.6 Specific Performance. The parties acknowledge and agree that any breach of the terms of this Agreement would give rise to irreparable harm for which money damages would not be an adequate remedy and accordingly the parties agree that, in addition to any other remedies, each shall be entitled to enforce the terms of this Agreement by a decree of specific performance without the necessity of proving the inadequacy of money damages as a remedy.

            SECTION 8.7 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware (regardless of the laws that might otherwise govern under applicable principles


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of conflicts of laws thereof) as to all matters, including, but not limited to, matters of validity, construction, effect, performance and remedies, other than to the extent Florida law governs the Merger itself. The parties hereby irrevocably and unconditionally submit to the exclusive jurisdiction of any court of the State of Delaware or any federal court sitting in the State of Delaware for purposes of any suit, action or other proceeding arising out of this Agreement.

            SECTION 8.8 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated herein are not affected in any manner materially adverse to any party hereto. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner.

            SECTION 8.9 Third Party Beneficiaries. This Agreement is solely for the benefit of the Company and its successors and permitted assigns, with respect to the obligations of Buyer and Newco under this Agreement, and for the benefit of Buyer and Newco, and its respective successors and permitted assigns, with respect to the obligations of the Company under this Agreement, and this Agreement shall not, except to the extent necessary to enforce the provisions of
Article I and Section 5.8 hereof be deemed to confer upon or give to any other third party any remedy, claim, liability, reimbursement, cause of action or other right.

            SECTION 8.10 Entire Agreement. This Agreement, including any exhibits or schedules hereto, and the Confidentiality Agreement and the Stockholders Agreement constitute the entire agreement among the parties hereto with respect to the subject matter hereof and thereof and supersedes all other prior agreements or understandings, both written and oral, between the parties or any of them with respect to the subject matter hereof and thereof.


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            SECTION 8.11 Counterparts; Effectiveness. This Agreement may be
signed in any number of counterparts, each of which shall be deemed an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Agreement shall become effective when each party hereto shall have received counterparts hereof signed by all of the other parties hereto.



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            IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

                         PRECISION RESPONSE CORPORATION


                         By: /s/ David L. Epstein
                             --------------------
                             Name: David L. Epstein
                             Title: Chief Executive Officer


                         USA NETWORKS, INC.


                         By:  /s/ Thomas J. Kuhn
                              ------------------
                              Name: Thomas J. Kuhn
                              Title: Senior Vice President and
                                     General Counsel


                         P ACQUISITION CORP.


                         By: /s/ Thomas J. Kuhn
                             ------------------
                             Name: Thomas J. Kuhn
                             Title: President


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